Multicurrency Credit Agreement
            Dated as of March 30, 2000
                    among
         Insituform Technologies, Inc.,
           The Subsidiary Borrowers,
            Bank of America, N.A.
          as Administrative Agent,
                   and
        Letter of Credit Issuing Lender
                   and
           The Other Financial
        Institutions Party Hereto




            TABLE OF CONTENTS
Section	Page
SECTION 1. DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms.	1
1.02	Use of Certain Terms.	39
1.03	Accounting Terms.	41
1.04	Rounding.	41
1.05	Exhibits and Schedules.	41
1.06	References to Agreements and Laws.	41
1.07	Currency Equivalents Generally.	41

SECTION 2. THE COMMITMENTS AND EXTENSIONS OF CREDIT	42

2.01	Amount and Terms of Commitments.	42
2.02	Borrowings, Conversions and Continuations of Loans.	43
2.03	Letters of Credit.	45
2.04	Prepayments.	55
2.05	Offer to Take Out Lenders Upon Change of Control.	57
2.06	Reduction or Termination of Commitments.	60
2.07	Principal and Interest.	60
2.08	Fees.	61
2.09	Computation of Interest and Fees.	61
2.10	Making Payments.	62
2.11	Funding Sources.	63

SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY	64

3.01	Taxes.	64
3.02	Illegality.	65
3.03	Inability to Determine Offshore Rates.	66
3.04	Increased Cost and Reduced Return; Capital Adequacy.	67
3.05	Breakfunding Costs.	69
3.06	Matters Applicable to all Requests for Compensation.	69
3.07	Survival.	71

SECTION 4. CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT	71

4.01	Conditions of Initial Extension of Credit.	71
4.02	Conditions to all Extensions of Credit.	76

SECTION 5. REPRESENTATIONS AND WARRANTIES	78

5.01	Organization and Existence.	79
5.02	Authorization.	79
5.03	Due Execution.	79
5.04	Enforceability of Obligations.	79
5.05	Burdensome Obligations.	79
5.06	Legal Restraints.	79
5.07	Labor Disputes.	81
5.08	No Material Proceedings	81
5.09	Material Licenses.	81
5.10	Compliance with Material Laws.	81

5.11	Initial Financial Statements.	82
5.12	No Change in Condition.	82
5.13	No Defaults.	82
5.14	Tax Liabilities; Governmental Charges.	83
5.15	Pension Benefit Plans.	84
5.16	Welfare Benefit Plans.	86
5.17	State of Property.	86
5.18	Subsidiaries.	86
5.19	Margin Stock.	86
5.20	Hostile Securities Transactions.	88
5.21	Investment Company Act, Etc.	88
5.22	Filings.	88
5.23	Broker's Fees.	88
5.24	Year 2000.	88
5.25	Indebtedness Outstanding on Closing Date.	90
5.26	Projections.	90
5.27	Full Disclosure.	90

SECTION 6. AFFIRMATIVE COVENANTS	91

6.01	Financial Statements.	91
6.02	Certificates, Notices and Other Information.	91
6.03	Use of Proceeds.	98
6.04	Corporate Existence.	98
6.05	Maintenance of Property and Leases.	98
6.06	Insurance.	99
6.07	Payment of Taxes and Other Obligations.	100
6.08	Compliance With Laws.	100
6.09	Accounting System.	102
6.10	Additional Guarantors.	102
6.11	Audits by Administrative Agent and Lenders.	102
6.12	Access to Officers and Auditors.	104
6.13	Further Assurances.	104

SECTION 7. NEGATIVE COVENANTS	104

7.01	Priority Debt.	104
7.02	Prepayments.	106
7.03	Security Interests.	106
7.04	Acquisitions.	108
7.05	Disposal of Property.	108
7.06	Restricted Payments.	108
7.07	Mergers and Consolidations.	108
7.08	Change of Business.	110
7.09	Transactions With Affiliates.	110
7.10	Conflicting Agreements, Etc.	110
7.11	Sale and Leaseback Transactions.	110
7.12	Fiscal Year.	110
7.13	Transactions Having a Material Adverse Effect on a Covered Person.	110

7.14	Termination of Pension Benefit Plan.	111
7.15	Financial Covenants.	111

SECTION 8. EVENTS OF DEFAULT AND REMEDIES	112

8.01	Events of Default.	112
8.02	Remedies Upon Event of Default.	116

SECTION 9. ADMINISTRATIVE AGENT	120

9.01	Appointment and Authorization of Administrative Agent.	120
9.02	Delegation of Duties.	122
9.03	Liability of Administrative Agent.	122
9.04	Reliance by Administrative Agent.	124
9.05	Notice of Default.	125
9.06	Credit Decision; Disclosure of Information by Administrative Agent.	126
9.07	Indemnification of Administrative Agent.	128
9.08	Administrative Agent in Individual Capacity.	128
9.09	Successor Administrative Agent.	130

SECTION 10. MISCELLANEOUS	132

10.01	Amendments; Consents.	132
10.02	Transmission and Effectiveness of Communications and Signatures.	133
10.03	Attorney Costs, Expenses and Taxes.	135
10.04	Binding Effect; Assignment.	137
10.05	Set-off.	141
10.06	Sharing of Payments.	141
10.07	No Waiver; Cumulative Remedies.	143
10.08	Usury.	145
10.09	Counterparts.	145
10.10	Integration.	145
10.11	Nature of Lenders' Obligations.	145
10.12	Survival of Representations and Warranties.	147
10.13	Indemnity by Borrowers.	147
10.14	Nonliability of Lenders.	149
10.15	No Third Parties Benefited.	150
10.16	Severability.	150
10.17	Confidentiality.	151
10.18	Further Assurances.	152
10.19	Headings.	152
10.20	Time of the Essence.	152
10.21	Foreign Lenders.	152
10.22	Compelled Return of Payments or Proceeds.	154
10.23	Governing Law.	154
10.24	Waiver of Right to Trial by Jury.	155
10.25	Termination of Existing Credit Agreement; this Agreement as Replacement
      "Lender Facility."	155

EXHIBITS
Form of:
A	Request for Extension of Credit
B	Compliance Certificate
C	Promissory Note
D	Master Guaranty
E	Instrument of Joinder
F	Assignment and Acceptance

SCHEDULES
1.01	Subsidiary Borrowers as of Closing Date
2.01	Commitments and Pro Rata Shares
4.01(b)	Guarantors as of Closing Date
5.08	Certain Material Proceedings
5.18	Subsidiaries as of Closing Date
5.25	Existing Indebtedness, Liens and Negative Pledges
10.02	Notice Addresses and Lending Office

                   CREDIT AGREEMENT

This CREDIT AGREEMENT ("Agreement") is entered into as of March 30, 2000 by and among INSITUFORM TECHNOLOGIES, INC., a Delaware corporation ("Company"), each subsidiary of Company from time to time designated as a borrower hereunder (each, a "Subsidiary Borrower," and collectively, the "Subsidiary Borrowers"), each lender from time to time party hereto (collectively, "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender.

RECITAL

Lenders and Issuing Lender have agreed to make available a revolving multicurrency credit facility to Company and each Subsidiary Borrower which Company may from time to time designate, upon the terms and conditions set forth in this Agreement.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

"Acquiring Person" means a "person" or "group of persons" within the meaning of Sections 13(d) and 14(d) of the Securities
Exchange Act of 1934, as amended.

"Administrative Agent" means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent's Office" means Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent hereafter may designate by written notice to Company and Lenders.

"Administrative Agent-Related Persons" means Administrative Agent (including any successor agent), together with its Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

"Affiliate" means, with respect to any Person, (a) any other Person who is a partner, director or executive officer of such Person; and (b) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, and any partner, director or executive officer of such other Person. For purposes of this Agreement, control of a Person by another Person shall be deemed to exist if such other Person has the power, directly or indirectly, either to (i) vote twenty percent (20%) or more of the securities having the power to vote in an election of directors of such Person, or (ii) direct the management of such Person, whether by contract or otherwise and whether alone or in combination with others.

"Agreement" means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

"Applicable Amount" means the following amounts per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(c); provided, however, that, until Administrative Agent receives the first Compliance Certificate after the Closing Date, such amounts shall be those indicated for pricing level 3 set forth below:


Applicable Amount (in basis points per annum)
Pricing
Level
Leverage
Ratio
Commitment
fee
Offshore
Rate
Loans
Financial
Letters of
Credit
Performance
Letters of
Credit
1
<1.00:1
20.00
50.00
50.00
37.50
2
<1.50:1 but
>1.00:1
20.00
62.50
62.50
46.875
3
<2.00:1 but
>1.50:1
20.00
75.00
75.00
56.25
4
<2.50:1 but
>2.00:1
25.00
100.00
100.00
75.00
5
<3.00:1 but
>2.50:1
30.00
125.00
125.00
93.75
6
>3.00:1
35.00
150.00
150.00
112.50

Offshore Rate Loans shall bear interest at a per annum rate equal to (a) the Offshore Rate determined in accordance with
Section 2.02 plus (b) the Applicable Amount set forth above under the column entitled "Offshore Rate Loans" opposite the Leverage Ratio then applicable in accordance with the next sentence. The Applicable Amount shall be in effect from the date the most recent Compliance Certificate is received by Administrative Agent to but excluding the date the next Compliance Certificate is received; provided, however, that if Company fails to timely deliver the next Compliance Certificate, the Applicable Amount from the date such Compliance Certificate was due to but excluding the date such Compliance Certificate is received by Administrative Agent shall be that indicated for the highest pricing level set forth above, and, thereafter, the pricing level indicated by such Compliance Certificate when received.

"Applicable Payment Date" means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, interest shall also be paid on the date which falls every three months after the beginning of such Interest Period; and (b) as to any other Obligations, the last Business Day of each calendar quarter and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.

"Applicable Time" means California time.

"Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit F.

"Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

"Bank of America" means Bank of America, N.A.

"Base Rate" means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan" means a Loan which bears interest based on the Base Rate.

"Borrower" means Company and each Subsidiary Borrower
(collectively, the "Borrowers").

"Borrower Party" means Company, each Subsidiary Borrower and each Guarantor.

"Borrowing" and "Borrow" each mean a borrowing of Loans hereunder.

"Borrowing Date" means the date that a Loan is made, which shall be a Business Day.

"Borrowing" and "Borrow" each mean a borrowing of Loans hereunder.

"Business Day" means any day other than a Saturday, Sunday
or other day on which commercial banks in New York City or the local lending office of Administrative Agent set forth in
Schedule 10.02 are authorized or required by law to close, and, if the applicable Business Day relates to:
(a)	an Obligation denominated in Dollars, any such day
on which dealings are carried on in the applicable offshore
Dollar market;
(b)	an Obligation denominated in the euro or NCU, any
such day which is:
(i)	for payments or purchases of the euro or NCU,
a TARGET Business Day; and
(ii)	for all other purposes, including without
limitation the giving and receiving of notices
hereunder, a TARGET Business Day on which banks are
generally open for business in London, Frankfurt and in
any other principal financial center as Administrative
Agent may from time to time determine for this purpose;
and
(c)	an Obligation denominated in any other Offshore
Currency, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.
A "TARGET Business Day" is a day when TARGET (Trans-
European Automated Real-time Gross settlement Express Transfer system), or any successor thereto, is scheduled to be open for business.
"Capital Expenditure" means an expenditure for an asset that must be depreciated or amortized under GAAP, for goodwill, or for any asset that under GAAP must be treated as a capital asset, including payments under Capital Leases. An expenditure for purposes of this definition includes any deferred or seller financed portion of the purchase price of an asset and the original capitalized amount of a Capital Lease.
"Capital Lease" means any lease that has been or should be capitalized under GAAP.

"Change of Control" means the earliest to occur of: (a) the date a tender offer or exchange offer results in an Acquiring Person, directly or indirectly, beneficially owning 50% of more of the Voting Stock of Company then outstanding, or (b) the date an Acquiring Person becomes, directly or indirectly, the beneficial owner of 50% or more of the Voting Stock of Company then outstanding, or (c) the date of a merger or statutory share exchange between Company and any other Person, a consolidation of Company with any other Person or an acquisition of any other Person by Company, if immediately after such event, the Acquiring Person shall hold 50% or more of the Voting Stock of Company outstanding immediately after giving effect to such merger, statutory share exchange, consolidation or acquisition, or (d) the replacement (other than solely by reason of retirement, death or disability) of 50% or more of the members of the Board of Directors of Company over a one year period from the directors who constituted such Board of Directors at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Company then still in office who either were members of such Board of Directors at the beginning of such one year period or whose election as members of the Board of Directors was previously so approved.

"Charter Documents" means the articles or certificate of incorporation and bylaws of a corporation; the certificate of limited partnership and partnership agreement of a limited partnership; the partnership agreement of a general partnership; the articles of organization of a limited liability company; or the indenture of a trust, or comparable documents for other entities.

"Closing Date" means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with
Section 4.01.

"Cobra" means the Consolidated Omnibus Budget Reconciliation
Act of 1986, as amended from time to time.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commitment" means, for each Lender, the amount set forth opposite such Lender's name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the "combined
Commitments").

"Commonly Controlled Entity" means a Person which is under common control with another Person within the meaning of Section
414(b) or (c) of the Code.

"Company" has the meaning set forth in the introductory paragraph hereto.

"Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by a Responsible Officer of Company.

"Consolidated Adjusted Net Worth" means, as of any date of
determination, without duplication, the arithmetic sum of:
(a)	The amount of the consolidated stockholders'
equity of Company and its Subsidiaries as reflected in its
most recent quarterly financial statements, PLUS
(b)	Minority Interests and deferred tax liabilities of
Company and its Subsidiaries up to an amount not exceeding
$10,000,000 in the aggregate;
MINUS
(c)	the net book value, after deducting any reserves
applicable thereto, of all items of the following character
which are included in the assets of Company and its
Subsidiaries to wit:
(i)	the incremental increase in an asset
resulting from any reappraisal, revaluation or write-up
of assets (other than any revaluation or write-up of
assets in accordance with GAAP);
(ii)	goodwill or the "cost in excess of net assets
of businesses acquired" to the extent and in the amount
by which the net book value thereof exceeds
$70,000,000; and
(iii)	patents, patent applications, permits,
trademarks, trade names, copyrights, licenses, franchises, experimental expense, organizational expense, unamortized debt discount and expense, and such other assets (other than goodwill or the "cost in excess of net assets of businesses acquired") as are properly classified as "intangible assets" in accordance with GAAP to the extent and in the amount by which the net book value thereof exceeds $20,000,000;

all determined in accordance with GAAP.

"Consolidated Cash Flow Available for Fixed Charges" for any period means, without duplication, the sum of (a) Consolidated Net Earnings during such period plus (to the extent deducted in determining Consolidated Net Earnings), (b) all provisions for any Federal, state or other income taxes made by Company and its Subsidiaries during such period, (c) all provisions for depreciation and amortization (other than the amortization of debt discount) made by Company and its Subsidiaries during such period, (d) merger and restructuring charges provided with respect to the period prior to the date of the closing of the Note Purchase Agreement, and (e) Consolidated Fixed Charges during such period.

"Consolidated EBITDA" means, for the period of four fiscal quarters ending on any date of determination for Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) the amount of other non-cash charges deducted in determining such Consolidated Net Income not exceeding 0.5% of revenue during such four fiscal-quarter period, (f) losses on the sale or other disposition of assets other than in the ordinary course of business if included in the calculation of Consolidated Net Income, and (g) extraordinary losses if included in the calculation of Consolidated Net Income, minus (h) gains on the sale or other disposition of assets other than in the ordinary course of business if included in the calculation of Consolidated Net Income and (ii) extraordinary gains if included in Consolidated Net Income, all as accrued in such period.

"Consolidated Fixed Charges" for any period means on a consolidated basis (in each case, eliminating all offsetting debits and credits between Company and its Subsidiaries and all other items to be eliminated in the course of the preparation of consolidated financial statements of Company and its Subsidiaries in accordance with GAAP), without duplication, the sum of (a) all Rentals (other than Rentals on Capital Leases) payable during such period by Company and its Subsidiaries, and (b) all Interest Expense on all Indebtedness of Company and its Subsidiaries payable during such period.

"Consolidated Funded Indebtedness" means, as of any date of determination, without duplication, for Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including the principal amount of Indebtedness hereunder), (b) liabilities in respect of financial letters of credit and letters of credit or instruments serving a similar function issued or accepted for its account by banks, insurance companies and financial institutions supporting obligations owing to unrelated third parties (valued
(i) in the case of letters of credit supporting financial obligations, at the face amount of such letters of credit and
(ii) in the case of other letters of credit, at the amount drawn on such letters of credit at such time and not reimbursed), (c) that unamortized portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of Company and its Subsidiaries, and (d) all Restricted Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) and (c) above of Persons other than Company or any Subsidiary.

"Consolidated Interest Charges" means, for any period, without duplication, for Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest expense of Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

"Consolidated Net Income" means, for any period, for Company and its Subsidiaries on a consolidated basis, the net income of Company and its Subsidiaries.

"Consolidated Net Earnings" for any period means, without duplication, the gross revenues of Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:
(a)	any gains or losses on the sale or other
disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b)	the proceeds of any life insurance policy, net of
out-of-pocket expenses;
(c)	net earnings and losses of any Subsidiary accrued
prior to the date it became a Subsidiary;
(d)	net earnings and losses of any Person (other than
a Subsidiary), substantially all the assets of which have been acquired in any manner by Company or any Subsidiary, realized by such Person prior to the date of such acquisition;
(e)	net earnings and losses of any Person (other than
a Subsidiary), with which Company or a Subsidiary shall have consolidated or which shall have merged into or with Company or a Subsidiary prior to the date of such consolidation or merger;
(f)	net earnings of any business entity (other than a
Subsidiary) in which Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by Company or such Subsidiary in the form of cash distributions;
(g)	any portion of the net earnings of any Subsidiary
which for any reason is unavailable for payment of dividends to Company or any other Subsidiary;
(h)	earnings resulting from any reappraisal,
revaluation or write-up of assets;
(i)	any deferred or other credit representing any
excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;
(j)	any gain arising from the acquisition of any
securities of Company or any Subsidiary;
(k)	any reversal of any contingency reserve, except to
the extent that provision for such contingency reserve shall have been made from income arising during such period; and
(l)	any other extraordinary gain;
all determined in accordance with GAAP.

"Consolidated Total Capitalization" means, as of any date of determination, without duplication, the sum of (a) Consolidated
Total Indebtedness plus (b) Consolidated Adjusted Net Worth.

"Consolidated Total Indebtedness" means, as of any date of determination, without duplication, all Indebtedness of Company and its Subsidiaries after eliminating all offsetting debits and credits between Company and its Subsidiaries and all other items to be eliminated in the course of the preparation of consolidated financial statements of Company and its Subsidiaries in accordance with GAAP.

"Continuation" and "Continue" mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

"Contract" means any contract, note, bond, indenture, deed, mortgage, deed of trust, security agreement, pledge, hypothecation agreement, assignment, or other agreement or undertaking, or any security.

"Conversion" and "Convert" mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

"Covered Person" means Company and each of its presently existing or future acquired, organized or created Subsidiaries separately. The words "Covered Persons" refer to Company and its presently existing or future acquired, organized or created
Subsidiaries collectively.

"Currency Calculation Date" means, with respect to any (a) Borrowing, Conversion, Continuation or payment or prepayment of Offshore Currency Loans, the date of such Borrowing, Conversion, Continuation, payment or prepayment, as applicable, and (b) outstanding Offshore Currency Loans, any Applicable Payment Date relevant thereto, the last Business Day of each month or any additional and more frequent dates as Administrative Agent may, in its sole discretion or at the direction of the Requisite Lenders, select from time to time.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

"Default" means any of the events listed in Section 8.01, without giving effect to any requirement for the giving of notice, for the lapse of time, or both, or for the happening of any other condition, event or act.

"Default Rate" means an interest rate equal to the Base Rate plus 2% per annum; provided, however, that with respect to Offshore Rate Loans, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Amount) otherwise applicable to such Offshore Rate Loans plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

"Designated Deposit Account" means a deposit account maintained by Company with Bank of America, as from time to time designated by Company to Administrative Agent by Requisite
Notice.

"DOL" means the United States Department of Labor.

"Dollar" and "$" means lawful money of the United States of America.

"Eligible Assignee" means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) another Lender; (e) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; or (f) other lenders or institutional investors consented to in writing in advance by Administrative Agent and Company. No Borrower Party or any Affiliate of a Borrower Party shall be an Eligible Assignee.

"EMU Legislation" means (a) the Treaty on European Union
(the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1,
1993)), and (b) legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of the euro, in each case as amended or supplemented from time to time.

"Environmental Law" means the Resource Conservation and
Recovery Act, the Comprehensive Environmental Response,
Compensation and Liability Act, the Clean Water Act, the Clean
Air Act, or any other Law pertaining to environmental quality or remediation of Hazardous Material.

"Equivalent Amount" means, as of any Currency Calculation
Date, the amount determined by reference to the following table:

If the notional
amount is
denominated in:
The Equivalent Amount in Dollars
is:
The Equivalent Amount in
another Offshore Currency is:
Dollars
Such amount


The amount of such Offshore
Currency that can be purchased with
Dollars at the Spot Rate for delivery
on Currency Calculation Date
An Offshore
Currency
The amount of Dollars that can be
purchased with such Offshore
Currency at the Spot Rate for delivery
on Currency Calculation Date
Such amount

"ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time.

"ERISA Affiliate" means as to any Person, any trade or business (irrespective of whether incorporated) which is a member of a group of which such Person is a member and thereafter treated as a single employer under Sections 414(b), (c), (m) or
(o) of the Code or applicable Treasury Regulations.

"euro" means the single currency of Participating Member
States.

"Euro Transition Cutoff Date" means December 31, 2001, or such other date as may be established by EMU Legislation.

"Event of Default" means any of the events listed in Section
8.01 as to which any requirement for the giving of notice, for the lapse of time, or both, or for the happening of any further condition, event or act has been satisfied.

"Existing Credit Facility" means that certain Loan Agreement dated as of August 20, 1997, as amended, between Company and Bank of America (f/k/a NationsBank, N.A.).

"Extension of Credit" means (a) the borrowing, Conversion or Continuation of any Loans, or (b) a Letter of Credit Action wherein a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit or the reimbursement of drawings thereunder (collectively, the "Extensions of Credit").

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by Administrative Agent.

"Final Payment" means payment in full of the Loans, all unpaid interest accrued thereon and all commitment fees, accompanied by the cancellation or termination of all Commitments and expiration of all undrawn outstanding Letters of Credit for which Company has not provided a back-to-back letter of credit in favor of Issuing Lender in form and substance reasonably satisfactory to Issuing Lender covering all Letter of Credit Usage with respect thereto issued by a financial institution (a) whose long-term senior unsecured indebtedness is rated at least A by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., at least A2 by Moody's Investors Service, Inc., or an equivalent rating by any other credit rating agency of recognized national standing, and (b) which would qualify as an Eligible Assignee.

"Financial Statements" means the most recent of the Initial Financial Statements and the financial statements of Company that are furnished to Administrative Agent as required in Section 6.01; provided, however, that for purposes of calculating any amount or financial ratio hereunder as of a date or for a period not entirely covered by the most recent and prior such financial statements furnished to Administrative Agent, the term "Financial Statements" shall be deemed to include the financial statements of Company that cover such periods as have been filed by Company with the Securities and Exchange Commission.

"FRB" means the Board of Governors of the Federal Reserve
System and any successor thereto or to the functions thereof.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Company or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Company shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

"Governmental Authority" means the federal government of the United States; the government of any foreign country that is recognized by the United States or is a member of the United Nations; any state of the United States; any local government or municipality within the territory or under the jurisdiction of any of the foregoing; any department, agency, division, or instrumentality of any of the foregoing; and any court, arbitrator, or board of arbitrators whose orders or judgements are enforceable by or within the territory of any of the foregoing.

"Guarantor" means each Person from time to time executing and delivering the Master Guaranty (collectively, the "Guarantors").

"Guaranty" means, with respect to any Person, without duplication, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (including, without limitation, having recourse obligations for the Guaranties of another Person) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)	to purchase such Indebtedness or obligation or any
property constituting security therefor;
(b)	to advance or supply funds (i) for the purchase or
payment of such indebtedness or obligation, or (ii) to
maintain any working capital or other balance sheet
condition or any income statement condition of any other
Person or otherwise to advance or make available funds for
the purchase or payment of such Indebtedness or obligation;
(c)	to lease properties or to purchase properties or
services primarily for the purpose of assuring the owner of
such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
(d)	otherwise to assure the owner of such Indebtedness
or obligation against loss in respect thereof.
In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

"Guaranty Obligation" means as to any Person, (a) any guaranty by such Person of any obligation of another Person; (b) any Security Interest in any property of such Person that secures any obligation of another Person, (c) any enforceable contractual requirement that such Person (i) purchase an obligation of another Person or any property that is security for such obligation, (ii) advance or contribute funds to another Person for the payment of an obligation of such other Person or to maintain the working capital, net worth or solvency of such other Person as required in any documents evidencing an obligation of such other Person, (iii) purchase property, securities or services from another Person for the purpose of assuring the beneficiary of any obligation of such other Person that such other Person has the ability to timely pay or discharge such obligation, (iv) grant a Security Interest in any property of such Person to secure any obligation of another Person, or (v) otherwise assure or hold harmless the beneficiary of any obligation of another Person against loss in respect thereof; and
(d) any other contractual requirement enforceable against such Person that has the same substantive effect as any of the foregoing. The term "Guaranty Obligation" does not, however, include the endorsement by a Person of instruments for deposit or collection in the ordinary course of business or the liability of a general partner of a partnership for obligations of such partnership. The amount of any Guaranty Obligation of a Person shall be deemed to be the stated or determinable amount of the obligation in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Hazardous Material" means any hazardous, radioactive, toxic, solid or special waste, material, substance or constituent thereof, or any other such substance (as defined under any applicable law or regulation), including Asbestos or asbestos containing material. "Hazardous Material" does not include materials or products containing hazardous constituents which are not considered to be waste under the applicable Environmental Law or which are considered to be waste but are transported, handled or disposed of in accordance with the applicable Environmental Law, or asbestos or asbestos containing material which is not friable.

"Indebtedness" means, with respect to any Person, at any
time, without duplication,
(a)	its liabilities for borrowed money and its
redemption obligations in respect of mandatorily redeemable
Preferred Stock;

(b)	its liabilities for the deferred purchase price of
property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)	all liabilities appearing on its balance sheet in
accordance with GAAP in respect of all Capital Leases;
(d)	all liabilities for borrowed money secured by any
Lien with respect to any property owned by such Person
(whether or not it has assumed or otherwise become liable
for such liabilities);
(e)	all its liabilities in respect of letters of
credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions valued (i) in the case of letters of credit supporting obligations for borrowed money, at the face amount of such letters of credit and (ii) in the case of
other letters of credit, at the amount drawn on such letters of credit at such time and not reimbursed;
(f)	obligations of such Person under Swaps; and
(g)	any Guaranty of such Person with respect to
liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP, but shall not include Unfunded Pension Liabilities of any Plan of Company and its Subsidiaries.

"Indemnified Liabilities" has the meaning set forth in
Section 9.12.

"Indemnitees" has the meaning set forth in Section 9.12.

"Interest Expense" of Company and its Subsidiaries for any period means, without duplication, all (a) interest (including capitalized interest and the interest component on Rentals on Capital Leases) and all amortization of debt discount and expense on any particular Indebtedness (including payment-in-kind, zero coupon and other like securities) for which such calculations are being made, (b) expenses, fees and commissions for letters of credit and bankers' acceptances and (c) the net interest cost of Swaps.

"Initial Financial Statements" means the financial statements of Company referred to in Section 5.11.

"Instrument of Joinder" means the Instrument of Joinder substantially in the form of Exhibit E executed and delivered by any Subsidiary Borrower, as contemplated by Section 4.03, and any amendments or supplements thereto.

"Intercreditor Agreement" means that certain Amended and Restated Intercreditor Agreement dated as of March 30, 2000, as amended, by and among Bank of America (f/k/a NationsBank, N.A.)
and the other lenders party thereto, as further amended, supplemented or otherwise modified from time to time.

"Interest Period" means for each Offshore Rate Loan, (a) initially, the period commencing on the date such Offshore Rate Loan is disbursed or Continued or Converted into such Offshore Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (i) the scheduled Maturity Date, or (ii) one, two, three or six months as requested by a Borrower; provided that:
(x)	any Interest Period that would otherwise end on a
day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(y)	any Interest Period which begins on the last
Business Day of a calendar month (or on a day for which
there is no numerically corresponding day in the calendar
month at the end of such Interest Period) shall end on the
last Business Day of the calendar month at the end of such
Interest Period; and
(z)	unless Administrative Agent otherwise consents,
there may not be more than four Interest Periods for Offshore Rate Loans in effect at any time.
"Investments" means, without duplication, all investments, in cash or by delivery of property, made directly or indirectly in any property or assets or in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.

"IRS" means the United States Internal Revenue Service.

"Issuing Lender" means Bank of America, or any successor issuing lender hereunder.

"Laws" or "Law" means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Lender" means each lender from time to time party hereto and, as the context requires, Issuing Lender.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify Administrative Agent.

"Letter of Credit" means any letter of credit issued or outstanding hereunder. A Letter of Credit may be a commercial letter of credit, a performance letter of credit or a financial letter of credit.

"Letter of Credit Action" means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.

"Letter of Credit Application" means an application for a Letter of Credit Action from time to time in general use by Issuing Lender.

"Letter of Credit Cash Collateral Account" means a blocked deposit account at Bank of America in which each Borrower shall grant a security interest to Issuing Lender as security for Letter of Credit Usage by such Borrower and with respect to which such Borrower agrees to execute and deliver from time to time, on the date hereafter required, such documentation as Administrative

Agent or Issuing Lender may reasonably request to further assure and confirm such security interest.

"Letter of Credit Sublimit" means an amount equal to the lesser of the Commitment and $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

"Letter of Credit Usage" means, as at any date of determination, the aggregate undrawn face amount of outstanding
Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed by a Borrower or converted into Loans.

"Leverage Ratio" means, as of the end of any fiscal quarter, for Company and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date to
(b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

"Loan" means any advance made as provided in Section 2.01
(collectively, the "Loans").

"Loan Documents" means this Agreement, any Compliance Certificate, the Master Guaranty, the Intercreditor Agreement, any Letter of Credit Application, any Request for Extension of Credit and any Note, certificate, any fee letter, and other instrument, document or agreement from time to time delivered in connection with this Agreement.

"Master Guaranty" means the continuing guaranty of the Obligations to be executed and delivered by the Guarantors, substantially in the form of Exhibit D, and any amendments or supplements thereto.

"Material Adverse Effect" means with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, investigation or proceeding), a material adverse effect on the business, operations, revenues, financial condition or property of Company and its Subsidiaries taken as a whole, without reference to the ability of Company to timely pay or perform Company's obligations generally, or the ability of Company to pay or perform any of the Obligations.

"Material Agreement" means as to any Person, any Contract to which such Person is a party or by which such Person is bound which, if violated or breached, would have a Material Adverse
Effect.

"Material Domestic Subsidiary" means:
(a)	any Subsidiary of Company organized under the laws
of the United States or a state of the United States existing on the Closing Date (other than a domesticated foreign Subsidiary) which (i) has assets (excluding all intercompany items) of $1,000,000 or more as of the end of any fiscal year, or (ii) had revenues (excluding all intercompany items) of $1,000,000 or more in any fiscal year, in each case as reflected on the fiscal year-end balance sheet and income statements of such Subsidiary;
(b)	any Subsidiary of Company organized under the laws
of the United States or a state of the United States created or acquired after the Closing Date (other than a domesticated foreign Subsidiary) which (i) had assets (excluding all intercompany items) of $1,000,000 or more based on its balance sheet as of (A) the date of its creation or acquisition, (B) the end of any fiscal quarter ended thereafter in the then current fiscal year, or (C) as of the end of any fiscal year ended thereafter or (ii) had revenues (excluding all intercompany items) of $1,000,000 or more as reflected in its income statements for(A) its latest fiscal year ended before such acquisition, (B) any four consecutive fiscal quarters ended after its creation or acquisition and in its then current fiscal year, or (C) for any fiscal year ended thereafter; or
(c)	any Subsidiary of Company organized under the laws
of the United States or a state of the United States existing on the Closing Date (other than a domesticated foreign Subsidiary) to which Company or any other Subsidiary transfers assets, and as a consequence, such Subsidiary has assets (excluding all intercompany items) of $1,000,000 or more as of the date of such transfer or the end of its first fiscal quarter ended thereafter.

"Material Law" means any Law whose violation by a Person would have a Material Adverse Effect.

"Material License" means (a) as to any Person, any license, permit or consent from a Governmental Authority or other Person and any registration and filing with a Governmental Authority or other Person which if not obtained, held or made would have a Material Adverse Effect, and (b) as to any Person who is a party to this Agreement or any of the other Loan Documents, any license, permit or consent from a Governmental Authority or other Person and any registration or filing with a Governmental Authority or other Person that is necessary for the execution or performance by such party, or the validity or enforceability against such party, of this Agreement or such other Loan Document.

"Material Obligation" means as to any Person, an obligation of such Person which if not fully and timely paid or performed would have a Material Adverse Effect.

"Material Proceeding" means any litigation, investigation or other proceeding by or before any Governmental Authority (a) which involves any of the Loan Documents or any of the transactions contemplated thereby, or involves a Covered Person as a party or any property of Covered Person, and is reasonably likely to have a Material Adverse Effect, or (b) in which there has been issued an injunction, writ, temporary restraining order or any other order of any nature which purports to restrain or enjoin the making of any Loan, the consummation of any other transaction contemplated by the Loan Documents, or the enforceability of any provision of any of the Loan Documents.

"Maturity Date" means (a) March 30, 2003 or (b) such earlier date upon which the Commitment may be terminated in accordance with the terms of this Agreement.

 "Minimum Amount" means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action
Minimum Amount
Multiples in excess
thereof

Borrowing or prepayment of, or
Conversion into, Base Rate
Loans
$100,000
$10,000
Borrowing, prepayment or
Continuation of, or Conversion
into, Dollar-denominated
Offshore Rate Loans
$100,000
$10,000
Borrowing, prepayment or
Continuation of, or Conversion
into, Offshore Currency Loans
Equivalent Amount
of $100,000
Equivalent Amount
of $10,000
Letter of Credit Action
None
None
Reduction in Commitment
$1,000,000
$500,000

"Minority Interests" means, without duplication, any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of common stock, additional paid-in capital and retained earnings applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

 "Multi-Employer Plan" means a Pension Benefit Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

"Note" means a promissory note made by each Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

"Note Purchase Agreement" means the Note Purchase Agreement dated as of February 14, 1997, as amended to and including the Closing Date, among Company and other parties signatory thereto under which Company issued certain 7.88% Senior Notes, Series A, Due February 14, 2007, of $110,000,000 aggregate original principal amount; provided, however, that, except with respect to
Section 8.01(f) of this Agreement (which is a cross default to other Indebtedness, including the Note Purchase Agreement as in effect from time to time), after the Closing Date no amendments to, or waivers of, the terms, conditions and definitions of the Note Purchase Agreement referred to or incorporated by reference herein shall be deemed to amend or waive such terms, conditions and definitions for purposes of this Agreement unless Requisite Lenders separately agree or consent thereto hereunder. The terms, conditions and definitions referred to or incorporated by reference herein will survive termination, restatement or cancellation of the Note Purchase Agreement for purposes of this Agreement (other than Section 8.01(f)).

"NCU" means the national currency unit (other than the euro) of a Participating Member State. From and after the Euro
Transition Cutoff Date, all references to NCU shall mean instead the euro.

"Obligations" means all advances to, and debts, liabilities (contractual or tortious), obligations, covenants and duties of, any Borrower Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Borrower Party or any Subsidiary or Affiliate of any Borrower Party.

"Offshore Currency" means Canadian Dollars, British Pounds
Sterling, the euro, any additional currency permitted in accordance with Section 2.02(f) and, prior to the Euro Transition

Cutoff Date, the NCU of France. From and after Euro Transition Cutoff Date, Loans denominated in an NCU shall be automatically redenominated into the euro as of the close of business on such date at the applicable rate adopted and irrevocably fixed by the European Council (in accordance with Article 109l(4) of the Treaty on European Union) on December 31, 1998 as the official exchange rate between the euro and such NCU.

"Offshore Currency Loan" means any Offshore Rate Loan denominated in an Offshore Currency.

"Offshore Base Rate" has the meaning set forth in the definition of Offshore Rate.

"Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same borrowing, the per annum rate of interest (rounded upward to the next 1/100th of 1%) determined in good faith by Administrative Agent as follows:
Offshore
Rate  =
  Offshore Base Rate
-------------------------
1.00 - Eurodollar Reserve
           Percentage
as defined
below

Where,

"Offshore Base Rate" means, for such Interest Period:
(a)	the rate per annum equal to the rate determined by
Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
(b)	in the event the rate referenced in the preceding
subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined in good faith by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m.

(London time) two Business Days prior to the first day of
such Interest Period, or
(c)	in the event the rates referenced in the preceding
subsections (a) and (b) are not available, the rate per annum determined in good faith by Administrative Agent as the rate of interest at which deposits in the applicable currency (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loans and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

"Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
The determination of the Eurodollar Reserve Percentage and the Offshore Base Rate by Administrative Agent in good faith shall be conclusive in the absence of manifest error.

"Offshore Rate Loan" means a Loan bearing interest based on the Offshore Rate, which may be denominated in U.S. Dollars or an Offshore Currency. Offshore Rate Loans include Offshore Currency
Loans.

"Outstanding Obligations" means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the sum of (a) the aggregate outstanding principal amount of all Loans, and (b) all Letter of Credit Usage.

"Overnight Rate" means, for any day, (a) with respect to payments in Dollars, the Federal Funds Rate and (b) with respect to payments in Offshore Currencies, the rate of interest per annum at which overnight deposits in the applicable Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America's principal office in London to major banks in the London or other applicable offshore interbank market.

"Participating Member State" means each country which from time to time becomes a Participating Member State as described in EMU Legislation.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Benefit Plan" means any pension or profit-sharing plan which is covered by Title I of ERISA and all other benefit plans and in respect of which a Person or a Commonly Controlled
Entity of such Person is an "employer" as defined in Section 3(5) of ERISA.

"Permitted Acquisition" means any acquisition of stock or
other equity interest in a Person, or of all or a material part of the assets of a Person, with respect to which all of the following requirements have been satisfied:
(a)	the Person is engaged in a line of business
substantially the same as any line of business conducted by Company or any of its Subsidiaries on the Closing Date or reasonably related, or ancillary or complementary, thereto or in furtherance thereof (including, without limitation,
any business providing materials or services to Company or
any of its Subsidiaries or any business to which Company or
any of its Subsidiaries furnishes materials or services);
and
(b)	the acquisition is not hostile from the point of
view of such Person;
(c)	no Default or Event of Default is (unless waived)
continuing; and
(d)	no Default or Event of Default will occur or is
reasonably likely to occur as a consequence of the acquisition.

"Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental
Authority, or otherwise.

"Plan" means any employee benefit plan maintained or contributed to by a Borrower Party or by any trade or business
(whether or not incorporated) under common control with a Borrower Party as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of
ERISA.

"Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

"Priority Debt" means, as of any date of determination, without duplication, (a) all Indebtedness of Subsidiaries (other than the Indebtedness owing to Company or another Wholly-Owned
Subsidiary) and (b) all Indebtedness of Company and its Subsidiaries secured by Liens within the limitations of Section
10.5(l) of the Note Purchase Agreement.

"Regulation D," "Regulation U" and "Regulation U" means, respectively, Regulation D, Regulation D and Regulation U issued by the FRB.

"Rentals" means and includes, as of as of any date of determination, without duplication, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

"Reportable Event" means a reportable event as defined in Title IV of ERISA or the regulations thereunder.

"Request for Extension of Credit" means, unless otherwise specified herein, (a) a written request substantially in the form of Exhibit A, and (b) with respect to a Letter of Credit Action, a Letter of Credit Application, in each case duly completed and signed by a Responsible Officer of Company and delivered by Requisite Notice.

"Requisite Lenders" means, as of any date of determination:
 (a) if the Commitments are then in effect, Lenders having in the aggregate more than 50% of the combined Commitments then in effect and (b) if the Commitments have then been terminated and there are Outstanding Obligations, Lenders holding Outstanding Obligations aggregating more than 50% of such Outstanding Obligations.

"Requisite Notice" means, unless otherwise provided herein,
(a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit Actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 10.02 or as otherwise designated by such recipient by Requisite Notice to Administrative Agent, and (ii) if made by any Borrower Party, given or made by a Responsible Officer of such Borrower Party. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Administrative Agent, by a manually-signed hardcopy thereof.

"Requisite Time" means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action
Applicable
Time
Date of Action
Delivery of Request for Extension of Credit for, or notice for:
? Borrowing or prepayment of, or
Conversion into, Base Rate Loan
9:00 a.m.
Same date as such borrowing,
prepayment or Conversion
? Borrowing, prepayment or Continuation
of, or Conversion into, Dollar-
denominated Offshore Rate Loan
10:00 a.m.
3 Business Days prior to such
borrowing, prepayment
Continuation or Conversion
? Borrowing of, prepayment of,
Continuation of, or Conversion into
Offshore Currency Loan
10:00 a.m.
5 Business Days prior to such
borrowing or prepayment
? Requests for new Offshore Currencies
10:00 a.m.
10 Business Days prior to proposed
Extension of Credit(or such lesser
time which is acceptable to
Lenders)
? Letter of Credit Action
10:00 a.m.
2 Business Days prior to such
action (or such lesser time which is
acceptable to Issuing Lender)
? Voluntary reduction in or termination of Commitment
10:00 a.m.
2 Business Days prior to such
reduction or termination
Payments by Lenders or a Borrower to
Administrative Agent
11:00 a.m.
On date payment is due

"Responsible Officer" means, as to any Person that is not an individual, partnership or trust, the Chairman of the Board of Directors, the President, the chief executive officer, the chief operating officer, the chief financial officer, the Treasurer, any Assistant to the Treasurer, or any Vice President in charge of a principal business unit; as to any partnership, any individual who is a general partner thereof or any individual who has general management or administrative authority over all or any principal unit of the partnership's business; and as to any trust, any individual who is a trustee.

"Restricted Guaranty Obligations" means, as to any Person, all of its Guaranty Obligations except (a) Guaranty Obligations undertaken in the ordinary course of business to secure bids or contracts or performance bonds related to work to be performed by Company or any Subsidiary or any joint venture in which Company or any Subsidiary participates; (b) all Guaranty Obligations with respect to trade indebtedness incurred in the ordinary course of business, whether payable directly or by reimbursement in connection with any letter of credit facility; (c) all Guaranty Obligations with respect to Security Interests permitted under
Section 7.03; and (d) all Guaranty Obligations with respect to obligations of Company or any Subsidiary thereof.

"Restricted Payment" means (a) any cash dividend, (b) any acquisition, redemption or retirement of any outstanding stock,
(c) any retirement or prepayment of debt securities before their regularly scheduled maturity dates, (d) any loan or advance that is made to a Person in such Person's capacity as a shareholder, and (e) any "Restricted Payment" as defined in the Note Purchase Agreement.

"Security Interest" means as to any item of tangible or intangible property, any interest therein or right with respect thereto that secures an obligation or Guaranty Obligation, whether such interest or right is created under a Contract, or by operation of law or statute (such as but not limited to a statutory lien for work or materials), or as a result of a judgment, or which arises under any form of preferential or title retention agreement or arrangement (including a conditional sale agreement or a lease) that has substantially the same economic effect as any of the foregoing.

"Spot Rate" for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its FX Trading Office at approximately 8:00 a.m. (California time) on the date two Business Days prior to the Currency Calculation Date.

"Subsequent Participant" means each country that adopts the euro as its lawful currency after January 1, 1999.

"Subsidiary" means, as to any Person, a corporation with respect to which more than 50% of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person, other than a corporation which has no significant assets and is not actively engaged in a trade or business.

"Subsidiary Borrower" means any Material Domestic Subsidiary of Company which has satisfied the requirements of Section 4.03.
The Subsidiary Borrowers as of the Closing Date are identified as such on Schedule 1.01.

"Swaps" means, with respect to any Person, without duplication, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall, unless otherwise expressly set forth herein, be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

"Swap Termination Value" means, in respect of any one or more Swaps, after taking into account the effect of any legally enforceable netting agreement relating to such Swaps, (a) for any date on or after the date such Swaps have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swaps, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swaps (which may include any Lender).

"Total Assets" means the total assets of Company and its Subsidiaries, as shown on the most recent annual Financial
Statements.

"type" of Loan means the designation of whether such Loan is a Base Rate Loan or an Offshore Rate Loan.

"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension

Plan pursuant to Section 412 of the Code for the applicable plan year.

"United States" means, when used in a geographical sense, all the states of the United States of America and the District of Columbia; and when used in a legal jurisdictional sense, the government of the country that is the United States of America.

"United States Assets" means the identifiable United States assets of Company and its Subsidiaries, as shown on the most recent annual Financial Statements.

"Voting Stock" means capital stock of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the majority of the corporate directors (or Persons performing similar functions), irrespective of whether not at the time capital stock of any such class or classes shall have or might have special voting power or rights by reason of the occurrence of any contingency.

"Wholly-Owned Subsidiary" means, at any time, any Subsidiary, 100% of all the equity shares (except directors' qualifying shares) and voting interests of which are owned by any one or more of Company and Company's other Wholly-Owned
Subsidiaries at such time.

"1999 Form 10-K" means Company's Annual Report as Form 10-K for the year ended December 31, 1999, as amended, filed with the Securities and Exchange Commission.

1.02 Use of Certain Terms.
(a)	All terms defined in this Agreement shall have the
defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.
(b)	As used herein, unless the context requires otherwise,
the masculine, feminine and neuter genders and the singular and plural include one another.
(c)	The words "herein" and "hereunder" and words of similar
import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term "including" is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d)	The term "or" is disjunctive; the term "and" is
conjunctive. The term "shall" is mandatory; the term "may" is permissive.

1.03 Accounting Terms. Subject to the definition of GAAP herein, all accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements contained in the 1999 Form 10-K, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.07 Currency Equivalents Generally. Except for purposes of financial statements delivered by Borrower Parties hereunder or calculating financial covenants hereunder, the applicable amount of any currency for purposes of the Loan Documents shall be the Equivalent Amount thereof determined on each Currency Calculation Date from time to time by Administrative Agent.

SECTION 2.
THE COMMITMENTS AND EXTENSIONS OF CREDIT
2.01 Amount and Terms of Commitments.
(a)	Subject to the terms and conditions set forth herein,
each Lender severally agrees to make, Convert and Continue loans (each such loan, a "Loan") to each Borrower in Dollars and Offshore Currencies in such amounts as each and any Borrower may from time to time request on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.01 (such amount as the same may be reduced under
Section 2.06 or as a result of one or more assignments hereunder, such Lender's "Commitment"); provided, however, that, after giving effect to any Borrowing, all Outstanding Obligations of each Lender shall not exceed such Lender's Commitment and all Outstanding Obligations of all Lenders shall not exceed the combined Commitments. This is a revolving credit and subject to the foregoing, and the other terms and conditions hereof, each and any Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.
(b)	Loans made by each Lender shall be evidenced by one or
more loan accounts or records maintained by such Lender in the ordinary course of business. Upon the request of any Lender made through Administrative Agent, such Lender's Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender may attach schedules to its Note(s) and endorse thereon the date, amount, applicable currency and maturity of its Loans and payments with respect thereto. Such Notes, loan accounts, and records shall be conclusive absent manifest error of the amount of such Loans and payments thereon.
 Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower to pay any amount owing with respect to the Loans.
(c)	Company may from time to time designate any Material
Domestic Subsidiary as a Subsidiary Borrower by satisfying the requirements of Section 4.03 with respect to such Material Domestic Subsidiary.

2.02 Borrowings, Conversions and Continuations of Loans.
(a)	Each Borrower may irrevocably request a Borrowing,
Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by

Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence. Loans may only be Converted into or Continued as Loans denominated in the same currency as originally borrowed.
(b)	Following receipt of a Request for Extension of Credit,
Administrative Agent shall promptly notify each Lender of its Pro Rata Share thereof by Requisite Notice. If any Lender is unable in good faith to fund an Offshore Currency Loan in a requested Offshore Currency, it shall promptly notify Administrative Agent (who shall notify Company and the other Lenders), and such Request for Extension of Credit shall be deemed withdrawn. Administrative Agent shall promptly upon Borrower's request notify the applicable Borrower and Lenders of the interest rate applicable to any Loans proposed by any Borrower upon determination of same. In the case of a Borrowing of Loans, each Lender shall make the funds for its Loan available in the currency of such Loan to Administrative Agent at Administrative Agent's Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in
Section 4.02, (and if the initial Extension of Credit hereunder,
Section 4.01), all funds so received shall be made available to the applicable Borrower in like funds received.
(c)	Administrative Agent shall promptly notify Company and
Lenders of the interest rate applicable to any Loan other than a Base Rate Loan upon determination of same in accordance with this Agreement.
(d)	Except as otherwise provided herein, an Offshore Rate
Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, Converted into or Continued as Offshore Rate Loans without the consent of Requisite Lenders and Requisite Lenders may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans.
(e)	If a Loan is to be made to any Borrower on the same
date that another Loan in the same currency is due and payable by such Borrower, such Borrower or Lenders, as the case may be, shall, unless Administrative Agent otherwise requests, make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this

Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.
(f)	Each Borrower may from time to time request Extensions
of Credit in currencies other than those listed in the definition of Offshore Currency so long as such currency is freely traded in the offshore interbank foreign exchange markets and freely transferable and freely convertible into Dollars. A Borrower shall request any such additional currency by Requisite Notice to Administrative Agent (who shall promptly notify each Lender) not later than the Requisite Time therefor. Each Lender shall notify Administrative Agent (who shall promptly notify Company) whether it can, in its sole discretion, make an Extension of Credit in such requested currency. If all Lenders consent to such currency, such currency shall thereafter be deemed for all purposes an Offshore Currency hereunder available for Extensions of Credit.
(g)	Without prejudice and in addition to any method of
conversion or rounding prescribed by any EMU Legislation and without prejudice to (i) the liabilities for indebtedness of each Borrower Party to Lenders under or pursuant to this Agreement or
(ii) Lenders' Commitments, any reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency of a Subsequent Participant to be paid to or by Administrative Agent shall immediately, upon it becoming a Subsequent Participant, be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as Administrative Agent may specify in good faith.

2.03 Letters of Credit.
(a)	The Letter of Credit Commitment.  Subject to the terms
and conditions set forth in this Agreement, until the Maturity Date, Issuing Lender shall take such Letter of Credit Actions denominated in Dollars or Offshore Currencies as Borrowers may from time to time request; provided, however, that (i) the Equivalent Amount in Dollars of the Outstanding Obligations of each Lender shall not exceed such Lender's Commitment, the (ii) Equivalent Amount in Dollars of the Outstanding Obligations of all Lenders shall not exceed the combined Commitments at any time, and (iii) all Letter of Credit Usage shall not exceed the Letter of Credit Sublimit at any time. Subject to subsection (f) below and unless consented to by Issuing Lender and Requisite Lenders, no Letter of Credit may expire more than 12 months after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall expire more than 12 months after the

Maturity Date. If any Letter of Credit Usage remains outstanding after such date, Borrowers shall, not later than such date, deposit cash in an amount equal to such Letter of Credit Usage in a Letter of Credit Cash Collateral Account. Letters of credit issued and outstanding under the Existing Credit Agreement on the Closing Date shall be deemed validly issued and outstanding Letters of Credit with the same terms and maturity under this Agreement as under the Existing Agreement.
(b)	Requesting Letter of Credit Actions.  Each Borrower may
irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to Issuing Lender, with a copy to Administrative Agent (who shall notify Lenders), by Requisite Notice not later than the Requisite Time therefor. Each Letter of Credit Action shall be in a form acceptable to Issuing Lender in its reasonable discretion.
Unless Administrative Agent notifies Issuing Lender that such Letter of Credit Action is not permitted hereunder, or Issuing Lender notifies Administrative Agent that it has determined in good faith that such Letter of Credit Action is contrary to any Laws or policies of Issuing Lender, Issuing Lender shall, upon satisfaction of the applicable conditions set forth in Section
4.02 with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application, including without limitation, any definition of "Default" or "Event of Default" in any such Letter of Credit Application, which shall be deemed superseded by the definitions thereof in this Agreement. Any requirement therein or in any provision of this Agreement to grant a security interest shall be subject to the prohibitions contained in
Section 7.03 and in Section 10.05 of the Note Purchase Agreement. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased from Issuing Lender a risk participation therein in an amount equal to such Lender's Pro Rata Share times the amount of such Letter of Credit.
(c)	Reimbursement of Payments Under Letters of Credit.
Each Borrower for whose account a Letter of Credit has been issued shall reimburse Issuing Lender through Administrative Agent for any payment that Issuing Lender makes under a Letter of Credit on or before the date of such payment; provided, however, that if the conditions precedent set forth in Section 4.02 can be satisfied, such Borrower may request a Borrowing of Loans to reimburse Issuing Lender for such payment pursuant to Section 2.02, or, failing to make such request, such Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such payment date pursuant to subsection (e) below.

(d)	Funding by Lenders When Issuing Lender Not Reimbursed.
 Upon any drawing under a Letter of Credit, Issuing Lender shall notify Administrative Agent and Company. If any Borrower fails to timely make the payment required pursuant to subsection (c) above, Issuing Lender shall notify Administrative Agent of such fact and the amount of such unreimbursed payment. Administrative Agent shall promptly notify each Lender of its Pro Rata Share of such amount by Requisite Notice. Each Lender shall make funds in an amount equal its Pro Rata Share of such amount available to Administrative Agent at Administrative Agent's Office not later than the Requisite Time therefor on the Business Day specified by Administrative Agent, Administrative Agent shall remit the funds so received to Issuing Lender. The obligation of each Lender to so reimburse Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of any Borrower to reimburse Issuing Lender for the amount of any payment made by Issuing Lender under any Letter of Credit, together with interest as provided herein.
(e)	Nature of Lenders' Funding.  If the conditions
precedent set forth in Section 4.02 can be satisfied (except for the giving of a Request for Extension of Credit) on any date a Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) deemed requested by such Borrower. If the conditions precedent set forth in Section 4.02 cannot be satisfied on the date a Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a funding by each Lender of its risk participation in such Letter of Credit, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its reimbursement, in the claim of Issuing Lender against such Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by such Borrower with respect to such claim. Any amounts made available by a Lender under its risk participation shall be payable by a Borrower upon demand of Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.
(f)	Special Provisions Relating to Evergreen Letters of
Credit. Each Borrower may request Letters of Credit that have automatic extension or renewal provisions ("evergreen" Letters of

Credit) so long as Issuing Lender consents in its sole and absolute discretion thereto and has the right to not permit any such extension or renewal at least annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. Once an evergreen Letter of Credit is issued, unless Administrative Agent has notified Issuing Lender that Requisite Lenders have elected not to permit such extension or renewal, the Borrower Parties, Administrative Agent and Lenders shall be deemed to have authorized (but may not require) Issuing Lender to, in its sole and absolute discretion, permit the renewal of such evergreen Letter of Credit at any time to a date not later than the Maturity Date, and, unless directed by Issuing Lender, no Borrower shall be required to request such extension or renewal. Issuing Lender may, in its sole and absolute discretion elect not to permit an evergreen Letter of Credit to be extended or renewed at any time.
(g)	Obligations Absolute.  The obligation of each Borrower
to pay to Issuing Lender the amount of any payment made by Issuing Lender under any Letter of Credit issued for its account shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, each Borrower's obligation shall not be affected by any of the following circumstances:
(i)	any lack of validity or enforceability of such
Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)	any amendment or waiver of or any consent to
departure from such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;
(iii)the existence of any claim, setoff, defense, or
other rights which a Borrower may have at any time against Issuing Lender, Administrative Agent or any Lender, any beneficiary of such Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of
Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;
(iv)	any demand, statement, or any other document
presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v)	payment by Issuing Lender in good faith under such
Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of such Letter of Credit; or any payment made by Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-
possession, assignee for the benefit of creditors,
liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of
Credit, including any arising in connection with any
proceeding under any Debtor Relief Laws;
(vi)	the existence, character, quality, quantity,
condition, packing, value or delivery of any property
purported to be represented by documents presented in
connection with such Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described
in such documents;
(vii)the time, place, manner, order or contents of
shipments or deliveries of property as described in
documents presented in connection with such Letter of Credit or the existence, nature and extent of any insurance
relative thereto;
(viii)the solvency or financial responsibility of any
party issuing any documents in connection with such Letter
of Credit;
(ix)	any failure or delay in notice of shipments or
arrival of any property;
(x)	any error in the transmission of any message
relating to such Letter of Credit not caused by Issuing
Lender, or any delay or interruption in any such message;
(xi)	any error, neglect or default of any correspondent
of Issuing Lender in connection with such Letter of Credit;
(xii)	any consequence arising from acts of God,
wars, insurrections, civil unrest, disturbances, labor
disputes, emergency conditions or other causes beyond the
control of Issuing Lender;
(xiii)	so long as Issuing Lender in good faith
determines that the document appears to comply with the
terms of the Letter of Credit, the form, accuracy,
genuineness or legal effect of any contract or document
referred to in any document submitted to Issuing Lender in connection with such Letter of Credit; and
(xiv)	any other circumstances whatsoever where
Issuing Lender has acted in good faith.
In addition, each Borrower will promptly examine a copy of
each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with such Borrower's instructions or other irregularity, such Borrower will immediately notify Issuing Lender in writing. A Borrower shall be conclusively deemed to have waived any such claim against Issuing Lender and its correspondents unless such notice is given as aforesaid.
(h)	Role of Issuing Lender.  Each Lender and Borrower agree
that, in paying any drawing under a Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Administrative Agent-Related Person nor any of the respective correspondents, participants or assignees of Issuing Lender shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of Lenders or Requisite Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit. No Administrative Agent-Related Person, nor any of the respective correspondents, participants or assignees of Issuing Lender, shall be liable or responsible for any of the matters described in subsection (g) above. In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i)	Applicability of ISP98 and UCP.  Unless otherwise
expressly agreed by Issuing Lender and a Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by Issuing Lender, its correspondents, and beneficiaries will be governed by (i) with respect to standby Letters of Credit, the rules of the "International Standby Practices 1998" ("ISP98") or such later revision as may be published by the Institute of International Banking Law & Practice, subject to applicable laws, and (ii) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce (the "ICC") on the date any commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro).
(j)	Letter of Credit Fee.  With respect to each commercial
Letter of Credit, Company shall pay to Administrative Agent for the account of Issuing Lender an upfront fee equal to 1/4 of 1% of the face amount thereof, payable upon the issuance thereof. With respect to financial Letters of Credit and performance Letters of Credit, Company shall pay to Administrative Agent on each Applicable Payment Date in arrears, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to the Applicable Amount for such type of Letter of Credit times the actual daily maximum amount available to be drawn under each Letter of Credit since the later of the Closing Date and the previous Applicable Payment Date. If there is any change in the Applicable Amount during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect.
(k)	Documentary and Processing Charges Payable to Issuing
Lender. Company shall pay directly to Issuing Lender, upon demand, for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made.

2.04 Prepayments.  Upon Requisite Notice to Administrative
Agent not later than the Requisite Time therefor, each Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty. Administrative Agent will promptly notify each Lender thereof and of such Lender's Pro Rata Share of such prepayment.

If for any reason the Outstanding Obligations exceed the combined Commitments as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, each Borrower shall immediately prepay its Loans and/or, at its election, deposit cash in a Letter of Credit Cash Collateral Account in an aggregate amount equal to its pro rata share of such excess. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05.

2.05 Offer to Take Out Lenders Upon Change of Control.
(a)	If any Responsible Officer has knowledge of the
occurrence of any Change of Control, Company shall notify Administrative Agent (who shall promptly notify each Lender) by Requisite Notice of such fact. Each Borrower shall deliver a notice (a "Take-Out Offer") promptly upon receipt of such knowledge by Company, and in any event no later than five Business Days following knowledge thereof by such Responsible Officer. The Take-Out Offer shall (i) describe the facts and circumstances of such Change of Control in reasonable detail,
(ii) make reference to this Section 2.05 and the right of any Lender to require each Borrower to prepay all, but not less than all, Loans made by such Lender to it and to furnish a back-to-back letter of credit from a financial institution reasonably acceptable to Issuing Lender with respect to such Lender's Pro Rata Share of any Letter of Credit Usage issued for the account of such Borrower on the terms and conditions provided for in this Section (collectively, a "Take Out" of Lender), (iii) offer in writing to Take Out such Lender with respect to Loans made to it and Letters of Credit issued for its account and (iv) specify a date therefor (the "Take-Out Date"), which Take-Out Date shall be not more than 30 days nor less than 20 days following the date of such Take-Out Offer.
(b)	Within 10 days after receipt of any Take-Out Offer,
each Lender shall notify Administrative Agent by Requisite Notice whether it accepts or does not accept such Take-Out Offer. Any Lender not responding within the above time period shall be deemed to have elected to accept such Take-Out Offer. Administrative Agent shall, after receiving notification from all Lenders or the expiration of such period, whichever is earlier, promptly notify each Borrower and Lenders of the results thereof. Each Borrower shall, with respect to Loans made to it and Letters of Credit issued for its account, Take Out all Lenders accepting or deemed to have accepted such Take-Out Offer on the Take-Out Date. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in

Section 3.05, provided Administrative Agent shall theretofore have notified Company of the amounts thereof.
(c)	Without limiting the foregoing, notwithstanding any
failure on the part of any Borrower to give any Take-Out Offer required above, any Lender who did not receive a Take-Out Offer shall, upon having actual knowledge of a Change of Control, have the right, by Requisite Notice to Company (with a copy to Administrative Agent) (each such notice, a "Lender Demand") to require each Borrower to Take Out such Lender with respect to Loans made to it and Letters of Credit issued for its account. Such Lender Demand shall specify a date to effect such Take Out (the "Delayed Take-Out Date"), which shall be not more than 90 days nor less than 30 days following the date of such Lender Demand. Upon its receipt of any Lender Demand, Administrative Agent shall promptly notify all Lenders thereof by Requisite Notice.
(d)	Each Lender shall thereupon have ten Business Days to
submit by Requisite Notice to Administrative Agent (who shall promptly notify Company) a Lender Demand for itself (with a Take-Out Date not more than 90 days nor less than 30 days following the initial Lender Demand) or to deliver a notice stating it does not wish to do so. Any Lender not responding within the above time period shall be deemed to have delivered a Lender Demand for itself (with the same Take-Out Date as contained in the initial Lender Demand). On the Take-Out Date, each Borrower shall, with respect to Loans made to it and Letters of Credit issued for its account, Take-Out all Lenders delivering or deemed to have delivered a Lender Demand. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05 provided Administrative Agent shall theretofore have notified Company of the amounts thereof. Compliance with the provisions of this Section shall be not deemed to constitute a waiver of, or consent to, any Default or Event of Default caused by any violation of the provisions of
Section 2.05(a).
(e)	If any Lender's Obligations are taken out as aforesaid,
such Lender's Commitment under the Loan Documents shall terminate. Administrative Agent shall distribute an amended
Schedule 2.01, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments as a result of the operation of this Section 2.05.
(f)	This Section shall supersede any provisions in Section
10.01 to the contrary.

2.06 Reduction or Termination of Commitments.  Upon
Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Company may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Commitments in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or terminate the Commitments. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any such request for reduction or termination of the Commitments. Each Lender's Commitment shall be reduced by an amount equal to such Lender's Pro Rata Share times the amount of such reduction.

2.07 Principal and Interest.
(a)	Except as otherwise provided hereunder, if not sooner
paid, each Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date.
(b)	Subject to subsection (c) below, and unless otherwise
specified herein, each Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief
Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, plus, to the extent applicable in each case, the Applicable Amount for such type of Loan. Administrative Agent shall invoice each Borrower for the amount of interest due on any Base Rate Loan prior to the due date thereof.
(c)	If any amount payable by any Borrower Party under any
Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

2.08 Fees.
(a)	Commitment Fee.  Company shall pay to Administrative
Agent for the account of each Lender pro rata according to its Pro Rata Share, a Commitment fee equal to the Applicable Amount times the actual daily amount by which the combined Commitments exceed the Outstanding Obligations (excluding Letter of Credit Usage related to commercial Letters of Credit). The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on each Applicable Payment Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Amount during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.
(b)	Agency Fees.  Whenever there is more than one Lender
party hereto, Company and Administrative Agent shall mutually determine whether any agency fee will be payable by Company, and the amount thereof. The parties acknowledge that there is no existing obligation with respect to any agency fee. The agency fee is for the services to be performed by Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to Administrative Agent is solely for its own account and is nonrefundable.
(c)	Other Fees.  Company shall pay any additional fees from
time to time agreed upon by each Lender and Company which are set forth in any separate agreement or letter.

2.09 Computation of Interest and Fees. Computation of interest on Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10 Making Payments.
(a)	Except as otherwise provided herein, all payments by
any Borrower or any Lender hereunder shall be made to Administrative Agent at Administrative Agent's Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in the currency of such extension of credit (or, with the consent of Administrative Agent in each instance, the Equivalent Amount in Dollars of the Applicable Offshore Currency). All payments by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Notwithstanding any other provisions of this Agreement, if and to the extent that EMU Legislation provides that amounts denominated in the euro or an NCU may be paid within a country in either the euro or the NCU of that country by crediting an account of the creditor in that country, payments may be made in either the euro or such NCU.
(b)	Upon satisfaction of any applicable terms and
conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to a Borrower, by crediting the Designated Deposit Account, and (ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office. If such conditions are not so satisfied, Administrative Agent shall return any funds it is holding to the Lenders making such funds available, without interest.
(c)	Subject to the definition of "Interest Period," if any
payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.
(d)	Unless Company or any Lender has notified
Administrative Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its sole and absolute discretion, assume that Borrowers or such Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:

(i)	if a Borrower failed to make such payment, each
Lender shall forthwith on demand repay to Administrative
Agent the amount of such assumed payment made available to
such Lender, together with interest thereon in respect of
each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the
Overnight Rate; and
(ii)	if any Lender failed to make such payment,
Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such
Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent promptly shall notify such Borrower, and such Borrower shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to such Borrower to the date such corresponding amount is recovered by
Administrative Agent, (A) from such Lender at a rate per
annum equal to the daily Overnight Rate, and (B) from such Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill
its Commitment or to prejudice any rights which
Administrative Agent or any Borrower may have against any
Lender as a result of any default by such Lender hereunder.
(e)	If Administrative Agent or any Lender is required at
any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payment made by any Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily Federal Funds Rate.

2.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 3.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a)	Any and all payments by any Borrower to or for the
account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, taxes imposed on or measured by its net income or branch profits or franchise taxes imposed on it (in lieu of net income or branch profits taxes), by the United States of America or by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized, in which its principal office is located or in which it maintains a lending office, and any other taxes withheld because such Lender failed to timely deliver the forms required pursuant to Section 10.21 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If a Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.
(b)	In addition, each Borrower agrees to pay any and all
present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

(c)	If a Borrower shall be required by the Laws of any
jurisdiction outside the United States to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, such Borrower shall also pay to such Lender or Administrative Agent (for the account of such Lender), at the time interest is paid, such additional amount that the respective Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) such Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.
(d)	Each Borrower agrees to indemnify Administrative Agent
and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

3.02 Illegality. If the introduction of any Laws or any change in any Laws or in the interpretation or administration thereof has made it unlawful, or any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or the applicable Offshore Currency in the applicable offshore interbank market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by such Lender to Company through Administrative Agent, any obligation of such Lender to make Offshore Rate Loans shall be suspended until the circumstances giving rise to such determination no longer exist.
 Upon receipt of such notice, each Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Offshore Rate Loans of such Lender, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Offshore Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Offshore Rates. If, in connection with any Request for Extension of Credit involving any

Offshore Rate Loan, (a) deposits in Dollars or the applicable Offshore Currency are not being offered to banks in the applicable offshore market in the amount and for the Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lenders of funding such Offshore Rate Loan, Administrative Agent will promptly notify Company and all Lenders. Thereafter, the obligation of Lenders to make or maintain such Offshore Rate Loan shall be suspended until such circumstances have ceased to exist, whereupon Administrative Agent shall revoke such notice. Upon receipt of such notice, a Borrower may revoke any pending request for a Borrowing of Offshore Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.
(a)	If, due to either the introduction of or any change in
or in the interpretation of any Law or the compliance with any guideline or request of general applicability from any central bank or other Governmental Authority (whether or not having the force of law):
(i)	subjects any Lender to any Tax, duty, or other
charge with respect to any Offshore Rate Loans or its
obligation to make Offshore Rate Loans, or change the basis
on which taxes are imposed on any amounts payable to such
Lender under this Agreement in respect of any Offshore Rate
Loans;
(ii)	shall impose or modify any reserve, special
deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore
Rate) relating to Offshore Rate Loans or other assets of, or any deposits with or other liabilities or commitments of,
any Lender (including its Commitment) with respect thereto;
or
(iii)	shall impose on any Lender or on the offshore
Dollar interbank market any other condition affecting
Offshore Rate Loans under this Agreement or any of such extensions of credit or liabilities or commitments;
and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender (with a copy of such demand to Administrative Agent), each Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(b)	If any change in or the interpretation of any Laws have
the effect of reducing the rate of return on the capital of any Lender or compliance by any Lender (or its Lending Office) or any corporation controlling any Lender as a consequence of any Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy to Administrative Agent), each Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.05 Breakfunding Costs.  Upon demand of any Lender (with a
copy to Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)	any Continuation, Conversion, payment or prepayment of
any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)	any failure by such Borrower (for a reason other than
the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Matters Applicable to all Requests for Compensation.
(a)	Each Lender or Administrative Agent claiming
compensation under this Section 3 shall in each case furnish a certificate to Company that states in reasonable detail in good faith the additional amount or amounts to be paid to it hereunder and the basis therefor. Any such certificate shall be conclusive in the absence of clearly demonstrable error. In determining such amount, Administrative Agent or any Lender may use any reasonable averaging and attribution methods. For purposes of this Section 3, a Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Base Rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the offshore Dollar interbank market, whether or not such Offshore Rate Loan was in fact so funded.

3.07 Survival.  All of Borrowers' obligations under this
Section 3 shall survive termination of the Commitments and payment in full of all Obligations.

SECTION 4.
CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT
4.01 Conditions of Initial Extension of Credit.  The
obligation of each Lender to make its initial Extension of Credit hereunder is subject to satisfaction of the following conditions precedent:
(a)	Unless waived by all Lenders (or by Administrative
Agent with respect to immaterial matters or items specified in subsection (iv) or (v) below with respect to which Company has given assurances satisfactory to Administrative Agent that they will be delivered promptly following the Closing Date), Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower Party, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance reasonably satisfactory to Administrative Agent and its legal counsel:
(i)	Agreement.  Executed counterparts of this
Agreement, sufficient in number for distribution to Administrative Agent, Lenders and Borrowers;
(ii)	Notes.  Notes duly executed and delivered by each
Borrower in favor of each Lender requesting same, each in a principal amount equal to such Lender's Commitment;
(iii)	Master Guaranty.  The Master Guaranty duly
executed and delivered by each Subsidiary listed on Schedule
4.01(b).

(iv)	Resolutions; Incumbency.
(A)	Copies of the resolutions of the board of
directors or the executive committee of the board of
directors of each Borrower Party approving and
authorizing the execution, delivery and performance by
such Borrower Party of the Loan Documents to which it
is a party, certified as of the Closing Date by the
Secretary or an Assistant Secretary of such Borrower
Party; and
(B)	A certificate of the Secretary or Assistant
Secretary of each Borrower Party, certifying the names
and true signatures of the officers of each Borrower
Party authorized to execute and deliver the Loan
Documents to which it is a party.
(v)	Articles of Incorporation; By-laws and Good
Standing.  Each of the following documents:
(A)	the articles or certificate of incorporation
of each Borrower Party as in effect on the Closing
Date, certified by the Secretary of State of the State
of incorporation of each Borrower Party as of a recent
date and by the Secretary or Assistant Secretary of
each Borrower Party as of the Closing Date and the
bylaws of each Borrower Party as in effect on the
Closing Date, certified by the Secretary or Assistant
Secretary of each Borrower Party as of the Closing
Date; and
(B)	a good standing certificate for Company from
the Secretary of State of Delaware and the State of
Missouri as of a recent date.
(vi)	Amendment to Note Purchase Agreement.  Evidence
that Company has amended the Note Purchase Agreement to
provide that the Obligations of the Guarantors under the
Master Guaranty will not be Priority Debt thereunder.
(vii)	Intercreditor Agreement.  The Intercreditor
Agreement duly executed and delivered by each noteholder,
each Borrower Party, each Lender and Administrative Agent.
(viii)	Legal Opinion.  An opinion of Krugman &
Kailes LLP, counsel to the Borrower Parties, and addressed to each Lender and Issuing Lender in form and substance heretofore approved by Administrative Agent.

(ix)	Payment of Fees.  Company shall have paid all
accrued and unpaid fees, costs and expenses to the extent
then due and payable on the Closing Date, together with reasonable attorney fees, costs and expenses (including the reasonable allocated cost of Administrative Agent's inhouse counsel and staff) to the extent invoiced prior to or on the Closing Date.
(x)	Certificate.  A certificate signed by a
Responsible Officer, dated as of the Closing Date, stating
that: (i) the representations and warranties contained in
Section 5 are true and correct in all material respects on
and as of such date, as though made on and as of such date;
(ii) no Default or Event of Default exists on the Closing
Date; and (iii) since December 31, 1999, there has been no
change that has caused or evidences, either in any case or
in the aggregate, a Material Adverse Effect.
(xi)	Other Documents.  such other assurances,
certificates, documents, consents or opinions as
Administrative Agent, Issuing Lender or Requisite Lenders
reasonably may require.
(b)	The representations and warranties of any Borrower
Party contained in Section 5, or which are contained in the Master Guaranty, any Compliance Certificate s or any other material certificate furnished at any time under or in connection with any Loan Document shall be correct in all material respects on and as of the Closing Date except to the extent that such representations and warranties specifically refer to an earlier date.
(c)	No Default or Event of Default shall have occurred and
be continuing.
(d)	Each Lender shall have received and reviewed, with
results reasonably satisfactory to such Lender, of information confirming that (i) Company and its Subsidiaries are taking all reasonably necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, material business and financial risks facing Company and its subsidiaries as a result of what is commonly referred to as the "Year 2000 problem" (as defined in Section 5.24) so as to avoid a Material Adverse Effect resulting therefrom, including material risks resulting from the failure of key vendors and customers of Company and its Subsidiaries to successfully address the Year 2000 problem in a manner to avoid a Material Adverse Effect resulting therefrom, and (ii) Company's and its Subsidiaries' material computer applications will, on a timely basis, adequately address the Year 2000 problem so as to avoid a Material Adverse Effect resulting therefrom.

4.02 Conditions to all Extensions of Credit.  In addition to any applicable conditions precedent set forth elsewhere in this
Section 4 or in Section 2, the obligation of each Lender to honor any Request for Extension of Credit is subject to the following conditions precedent:
(a)	the representations and warranties of any Borrower
Party contained in Section 5, or which are contained in the Master Guaranty, any Compliance Certificate s or any other material certificate furnished at any time under or in connection with any Loan Document shall be correct in all material respects on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date.
(b)	no Default or Event of Default exists, or would result
from such proposed Extension of Credit.
(c)	Administrative Agent shall have timely received a
Request for Extension of Credit by Requisite Notice by the Requisite Time therefor.
(d)	Administrative Agent shall have received, in form and
substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or Requisite Lenders reasonably may require. Each Request for Extension of Credit by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of such Extension of Credit.

4.03	Conditions for a Material Domestic Subsidiary Becoming
a Subsidiary Borrower or Guarantor. As a condition precedent to a Material Domestic Subsidiary becoming a Subsidiary Borrower or a Guarantor under the Master Guaranty, Administrative Agent shall have received the following with respect to such Subsidiary, in form and substance satisfactory to Administrative Agent:
(a)	With respect to all such Subsidiaries, the items
referred to in Section 4.01(a)(iv) and, to the extent not previously delivered, the items referred in Section 4.01(a)(v).
(b)	With respect to all Subsidiaries, the opinion of the
general counsel or assistant general counsel of Company (or such other counsel designated by Company and reasonably acceptable to Administrative Agent), in form reasonably acceptable to Administrative Agent, as to (i) such Subsidiary's obligations under the Loan Documents to which it will be a party being the legal, valid, binding and enforceable obligation of such Subsidiary and (ii) the execution, delivery and performance of such Loan Documents by such Subsidiary (A) being authorized by all necessary corporate, company or partnership action, as applicable, (B) not violating any law, decree, judgment or, to the knowledge of such counsel, contractual obligation to which such Subsidiary is a party or by which it or its assets are bound, and (C) not requiring any government approvals, consents, registrations or filings.
(c)	With respect to Subsidiary Borrowers, an Instrument of
Joinder duly executed by such Subsidiary, whereby such Subsidiary agrees to be bound by the terms and conditions hereof, together with the consent of each existing Borrower.
(d)	With respect to Guarantors, Exhibit A to the Master
Guaranty duly executed by such Material Domestic Subsidiary, whereby such Material Domestic Subsidiary agrees to be bound by the terms and conditions of the Master Guaranty and, if the Intercreditor Agreement remains in effect, an acknowledgement to be bound by the Intercreditor Agreement in accordance with the terms thereof and the Note Purchase Agreement.
(e)	Such other opinions or documents as Administrative
Agent or any Lender may reasonably request.

SECTION 5.
REPRESENTATIONS AND WARRANTIES
Each Borrower severally represents and warrants to Administrative Agent and Lenders that:

5.01 Organization and Existence. Each Covered Person is duly organized and existing in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in every state where the nature or extent of its business or properties require it to be qualified to do business, except where the failure to so qualify will not have a Material Adverse Effect. Each Covered Person has the power and authority to own its properties and carry on its business as now being conducted.

5.02 Authorization. Each Covered Person is duly authorized to execute and perform every Loan Document to which such Covered Person is a party, and each Borrower is duly authorized to borrow hereunder, and the Loan Documents to which it is a party have been duly authorized by all requisite corporate (or, if not a corporation, comparable) action of each Covered Person. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with any Borrower Party's execution, delivery or performance of this Agreement and the other Loan Documents, except for those already duly obtained or explicitly contemplated hereunder.

5.03 Due Execution.  Every Loan Document to which a Covered
Person is a party has been executed on behalf of such Covered
Person by a legally competent Person duly authorized to do so.

5.04 Enforceability of Obligations.  Each of the Loan
Documents to which a Covered Person is a party constitutes the legal, valid and binding obligation of such Covered Person, enforceable against such Covered Person in accordance with its terms, except to the extent that the enforceability thereof against such Covered Person may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles of general application.

5.05 Burdensome Obligations. No Covered Person is a party to or bound by any Contract or is subject to any provision in the Charter Documents of such Covered Person which would, if performed by such Covered Person, result in a Default or Event of Default either immediately or upon the elapsing of time.

5.06 Legal Restraints. The execution of any Loan Document by a Covered Person will not violate or constitute a default under the Charter Documents of such Covered Person, any Material Agreement of such Covered Person, or any Material Law, and will not, except as expressly contemplated or permitted in this

Agreement, result in any Security Interest being imposed on any of such Covered Person's property. The performance by any Covered Person of its obligations under any Loan Document to which it is a party will not violate or constitute a default under the Charter Documents of such Covered Person, any Material Agreement of such Covered Person, or any Material Law, and will not, except as expressly contemplated or permitted in this Agreement, result in any Security Interest being imposed on any of such Covered Person's property.

5.07 Labor Disputes. There is no pending or, to Company's knowledge, threatened, strike, work stoppage, material unfair labor practice claim or other material labor dispute against or affecting any Covered Person or its employees, which is reasonably likely to have a Material Adverse Effect.

5.08 No Material Proceedings  There are no Material
Proceedings pending or, to the best knowledge of Company, threatened, other than as described in item Schedule 5.08 or in
Item 3 of Company's 1999 Form l0-K, copies of which have been furnished to Administrative Agent.

5.09 Material Licenses. All Material Licenses have been obtained or exist for each Covered Person.

5.10 Compliance with Material Laws. Each Covered Person is in compliance with all Material Laws. Without limiting the generality of the foregoing:
(a) General Compliance with Environmental Laws. The operations and employee compensation practices of every Covered Person comply in all material respects with all applicable Environmental Laws, the failure to comply with which is reasonably likely to have a Material Adverse Effect.
(b) Proceedings.  None of the operations of any Covered
Person are the subject of any judicial or administrative complaint, order or proceeding alleging the violation of any applicable Environmental Laws, which violation is reasonably likely to have a Material Adverse Effect.
(c) Investigations Regarding Hazardous Materials. None of the operations of any Covered Person are the subject of investigation by any Governmental Authority regarding the improper transportation, storage, disposal, generation or release into the environment of any Hazardous Material, the results of which are reasonably likely to have a Material Adverse Effect.

(d) Notices and Reports Regarding Hazardous Materials. No notice or report under any Environ mental Law indicating a past or present spill or release into the environment of any Hazardous Material from any property owned or operated by a Covered Person has been filed within the immediately preceding four fiscal years of such Covered Person, or is required to be filed by any Covered Person, which spill or release is reasonably likely to result in a Material Adverse Effect.
(e) Hazardous Materials on Real Property.  No Covered
Person, nor to Company's knowledge, any other Person, has at any time transported, stored, disposed of, generated or released any Hazardous Material on the surface, below the surface, or within the boundaries of any real property owned or operated by such Covered Person, which event is reasonably likely to have a Material Adverse Effect. Company has no knowledge of any Hazardous Material on the surface, below the surface, or within the boundaries of any real property owned or operated by such Covered Person, which is reasonably likely to have a Material Adverse Effect. No property of such Covered Person is subject to a Security Interest in favor of any Governmental Authority for any liability under any Environmental Law or damages arising from or costs incurred by such Governmental Authority in response to a spill or release of Hazardous Material into the environment, which is reasonably likely to have a Material Adverse Effect.

5.11 Initial Financial Statements. The Financial Statements of Company as of December 31, 1999, as delivered to Administrative Agent by Company, are complete and correct in all material respects, have been prepared in accordance with GAAP, and fairly reflect the financial condition, results of operations and cash flows of Company as of the date and for the periods stated therein.

5.12 No Change in Condition. Since December 31, 1999, there has been no change which is reasonably likely to have a Material
Adverse Effect.

5.13 No Defaults. No Covered Person has breached or violated or has defaulted under any Material Agreement, or has defaulted with respect to any Material Obligation of such Covered Person, in each case, in a manner that is reasonably likely to have a Material Adverse Effect. No Default or Event of Default exists.

5.14 Tax Liabilities; Governmental Charges.  Each Covered
Person has filed or caused to be filed all tax reports and returns required to be filed by it with any Governmental

Authority, except where extensions have been properly obtained or where failure to file is not reasonably likely to have a Material Adverse Effect. Each Covered Person has paid or made adequate provision for payment of all Taxes of such Covered Person, except
(a) Taxes which are being diligently contested in good faith by appropriate proceedings and as to which such Covered Person has established adequate reserves in conformity with GAAP or (b) where failure to pay is not reasonably likely to have a Material Adverse Effect. No Security Interests for any such Taxes has been filed and no claims are being asserted with respect to any such Taxes which, if adversely determined, are reasonably likely to have a Material Adverse Effect. There are no material unresolved issues concerning any liability of a Covered Person for any Taxes which, if adversely determined, are reasonably like to have a Material Adverse Effect.

5.15 Pension Benefit Plans. All Pension Benefit Plans maintained by each Covered Person or an ERISA Affiliate of such Covered Person qualify under Section 401 of the Code and are in compliance in all material respects with the provisions of ERISA.
 Except with respect to events or occurrences which do not have and are not reasonably likely to have a Material Adverse Effect:
(a) Prohibited Transactions.  None of such Pension Benefit
Plans has participated in, engaged in or been a party to any non-exempt prohibited transaction as defined in ERISA or the Code, and no officer, director or employee of a Covered Person or of an ERISA Affiliate of such Covered Person has committed a breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I of ERISA.
(b) Claims. Other than normal claims for benefits, there are no claims, pending or threatened, involving any such Pension Benefit Plan by a current or former employee (or beneficiary thereof) of such Covered Person or ERISA Affiliate of such Covered Person, nor is there any reasonable basis to anticipate any claims involving any such Pension Benefit Plan which would likely be successfully maintained against such Covered Person or ERISA Affiliate of such Covered Person.
(c) Reporting and Disclosure Requirements. There are no violations of any reporting or disclosure requirements with respect to any such Pension Benefit Plan and none of such Pension Benefit Plans has violated any applicable Law, including ERISA and the Code.
(d) Accumulated Funding Deficiency.  No such Pension
Benefit Plan has (i) incurred an accumulated funding deficiency

(within the meaning of Section 412(a) of the Code), whether or not waived; (ii) been a Pension Benefit Plan with respect to which a Reportable Event (to the extent that the reporting of such events to the PBGC within thirty days of the occurrence has not been waived) has occurred and is continuing; or (iii) been a Pension Benefit Plan with respect to which there exist conditions or events which have occurred that present a significant risk of termination of such Pension Benefit Plan by the PBGC.
(e) Multi-Employer Plan.  No Covered Person or ERISA
Affiliate of such Covered Person has received notice that any Multi-employer Plan to which any Covered Person contributes or is obligated to contribute is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no such Multi-employer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

5.16 Welfare Benefit Plans.  No Covered Person or ERISA
Affiliate of such Covered Person maintains a Welfare Benefit Plan that has a liability which, if enforced or collected, would have a Material Adverse Effect. Each Covered Person and ERISA Affiliate of such Covered Person has complied in all material respects with the applicable requirements of Section 4980B of the Code pertaining to continuation coverage as mandated by COBRA.

5.17 State of Property. Each Covered Person has good and marketable or merchantable title to all real and personal property purported to be owned by it or reflected in the Initial Financial Statements, except for property sold in the ordinary course of business after the date of the Initial Financial Statements and except for any defects in title which are not reasonably likely to have a Material Adverse Effect. There are no Security Interests on any of the property purported to be owned by any Covered Person except Security Interests permitted under this Agreement.

5.18 Subsidiaries.  As of the Closing Date, Company has no
Subsidiaries other than the Subsidiaries listed in Schedule 5.18, and all Material Domestic Subsidiaries are Guarantors. After the
Closing Date, all Material Domestic Subsidiaries are Guarantors within the time period set forth in Section 6.10.

5.19 Margin Stock. Company is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and none of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation U. None of the transactions contemplated by any Permitted Acquisition will violate Regulation U of the FRB.

5.20 Hostile Securities Transactions.  No proceeds of any
Loan will be used to acquire from any Person any security in a transaction that is hostile from the point of view of such Person.

5.21 Investment Company Act, Etc. No Borrower Party is an investment company registered or required to be registered under the Investment Company Act of 1940, as amended, or a company controlled (within the meaning of such Investment Company Act) by such an investment company or an affiliated person of, or promoter or principal underwriter for, an investment company, as such terms are defined in the Investment Company Act of 1940, as amended. No Borrower Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Interstate Commerce Act.

5.22 Filings. All registration statements, reports, proxy statements and other documents, if any, required to be filed by Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, have been filed, and such filings are complete and accurate in all material respects and contain no untrue statements of material fact or omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which made.

5.23 Broker's Fees. No broker or finder is entitled to compensation for services rendered with respect to the loan transactions contemplated by this Agreement and the other Loan
Documents.

5.24 Year 2000. Company has (a) undertaken a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by customers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications and devices containing imbedded computer chips used by any Borrower Party or any of its Subsidiaries (or their respective customers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) in a manner that reasonably could be expected to have a Material Adverse Effect, (b) developed a plan and timeline for addressing any Material Adverse Effect that could reasonably be expected to result from the Year 2000 Problem in all material respects on a timely basis, and (c) to date, implemented that plan in accordance with that timetable, except where the failure to implement such a plan could not reasonably be expected to have a Material Adverse Effect. Based on the foregoing, Company believes that all computer applications and devices containing imbedded computer chips (including those of its and its Subsidiaries' customers and vendors) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.25 Indebtedness Outstanding on Closing Date.
Schedule 5.25 lists, as of the Closing Date, all outstanding Indebtedness of Company and its Subsidiaries in excess of $1,000,000, all Liens on property of Company and its Subsidiaries securing Indebtedness in excess of $1,000,000 and all contractual obligations undertaken by the Company and its Subsidiaries in connection with Indebtedness in excess of $1,000,000 restricting Liens on property of Company and its Subsidiaries.

5.26 Projections.  Notwithstanding anything in the Loan
Documents to the contrary, no Borrower Party shall be construed as having made any representation, warranty or covenant with respect to any projection or forecast, or the achievement thereof, except that whenever Company or its Subsidiaries shall from time to time deliver projections in connection with any Loan Document, to the best knowledge of Company when delivered, the assumptions set forth in such projections are reasonable and consistent with each other and with all facts known to Company at such time, and such projections are reasonably based on such assumptions.

5.27 Full Disclosure.  Company has disclosed to
Administrative Agent and each Lender all information regarding the business, operations, property, financial condition, or business prospects of itself and every Covered Person which is reasonably likely to have a Material Adverse Effect.

SECTION 6.
AFFIRMATIVE COVENANTS
Until Final Payment, Company shall, and shall (except in the case of Company's reporting covenants under Sections 6.01 and 6.02), cause each Subsidiary to:
6.01 Financial Statements. Deliver to Administrative Agent with sufficient copies for each Lender:
(a) Annual Financial Statements. Within 90 days after the close of each fiscal year of Company (unless Company has timely filed a Form 12b-25 with the Securities and Exchange Commission with respect to such fiscal year, in which case such period shall be 105 days after the close of such fiscal year), year-end consolidated and consolidating Financial Statements of Company and its Subsidiaries, containing an audit report without qualification (except as set forth therein) with respect to such consolidated statements by Arthur Andersen LLP or such other independent certified public accounting firm selected by Company and satisfactory to Requisite Lenders.
(b) Quarterly Financial Statements. Within 45 days after the end of each fiscal quarter of Company (unless Company has timely filed a Form 12b-25 with the Securities and Exchange Commission with respect to such fiscal quarter, in which case such period shall be 50 days after the close of such fiscal quarter), unaudited consolidated and consolidating Financial Statements of Company and its Subsidiaries for the most recent quarter not covered by the latest year-end Financial Statements required hereunder to be delivered to Administrative Agent.

6.02 Certificates, Notices and Other Information. Deliver to Administrative Agent in form and detail reasonably satisfactory to Administrative Agent and Requisite Lenders, with sufficient copies for each Lender:
(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accounting firm that examined such consolidated Financial Statements to the effect that they have reviewed and are familiar with this Agreement and that, in examining such consolidated Financial Statements, nothing came to their attention that caused them to believe that an event or condition that constitutes a Default or Event of Default has occurred or existed insofar as such conditions or events relate to accounting matters, except for those, if any, described in reasonable detail in such certificate;
(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a), or as promptly as available thereafter, the management letter and report on internal controls delivered by such independent certified public accounting firm in connection with their audit of such financials;
(c) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Company;
(d) promptly after their preparation, copies of any and all
(i) proxy statements, financial statements and reports which Company makes available to its stockholders generally, and (ii) reports, registration statements and prospectuses, if any, filed by Company with any securities exchange or the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;
(e) within the 120 days following the first day of each fiscal year of Company, projected or forecasted consolidated balance sheets, statements of income and expense, and statements of cash flows for Company and its Subsidiaries (including any Subsidiary then proposed to be acquired, organized or created in connection with a Permitted Acquisition and to continue in existence after consummation thereof) as of the end of and for each fiscal quarter in such fiscal year in such reasonable detail as Administrative Agent or any Lender may require;
(f) promptly upon any Responsible Officer of Company becoming aware of the occurrence thereof, notice of any Default or Event of Default;
(g) promptly after the its receipt thereof, a copy of, any
(i) notice that any violation of any Environmental Law may have been committed or is about to be committed by any Covered Person, which violation is reasonably likely to have a Material Adverse Effect, (ii) notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Covered Person alleging violations of any Environmental Law or requiring such Covered Person to take any action in connection with the release of any Hazardous Material into the environment, which event is reasonably likely to have a Material Adverse Effect, (iii) notice from a Governmental Authority or private

Person alleging that a Covered Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Material into the environment or any damages caused thereby, which event is reasonably likely to have a Material Adverse Effect, (iv) notice that a Covered Person is subject to federal, state or local investigation regarding the improper transportation, storage, disposal, generation or release into the environment of any Hazardous Material, which event is reasonably likely to have a Material Adverse Effect, or (v) notice that any properties or assets of a Covered Person are subject to a Security Interest in favor of any Governmental Authority for any liability under any Environmental Law or damages arising from or costs incurred by such Governmental Authority in response to a release of Hazardous Material into the environment, which event is reasonably likely to have a Material Adverse Effect;
(h) promptly after the occurrence thereof, notice of (i) the failure of any Covered Person or ERISA Affiliate of such Covered Person to make any required installment or any other required payment to any Pension Benefit in sufficient amount to comply with ERISA and the Code on or before the due date for such installment or payment, which event is reasonably likely to have a Material Adverse Effect; (ii) the occurrence of any Reportable Event, or a Prohibited Transaction or Accumulated Funding Deficiency (as those terms are defined in ERISA), with respect to any Pension Benefit Plan maintained or contributed to by a Covered Person or ERISA Affiliate of such Covered Person, which event is reasonably likely to have a Material Adverse Effect;
(iii) receipt by a Covered Person or ERISA Affiliate of such Covered Person of any notice from a Multiemployer Plan regarding the imposition of withdrawal liability, which event is reasonably likely to have a Material Adverse Effect; and (iv) receipt by a Covered Person or ERISA Affiliate of such Covered Person of any notice of the institution, or a Covered Person's expectancy of the institution, of any proceeding or receipt by such Covered Person or ERISA Affiliate of such Covered Person of any notice of the taking, or such Covered Person's expectancy of the taking, of any other action which may result in the termination of any Pension Benefit Plan maintained or contributed to by such Covered Person or ERISA Affiliate of such Covered Person, or the withdrawal or partial withdrawal by a Covered Person or ERISA Affiliate of such Covered Person from any Pension Benefit Plan, and the filing or receipt by a Covered Person or ERISA Affiliate of such Covered Person of any such notice and filing or receipt of all subsequent reports or notices under ERISA with or from the IRS, the PBGC, or the DOL relating to the same, which event is reasonably likely to have a Material Adverse Effect; and, in

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addition to such notice, deliver to Administrative Agent a
certificate of a Responsible Officer of Company, setting forth details as to such events and the action that the affected Covered Person or ERISA Affiliate of such Covered Person proposes to take with respect thereto. For purposes of this Section, a Covered Person and any ERISA Affiliate of such Covered Person shall be deemed to know all facts known by the administrator of any Plan of which such Covered Person or any ERISA Affiliate of such Covered Person is the plan sponsor;
(i) promptly after the occurrence thereof, notice of any default or event of default, or the occurrence of any event which would with the passage of time, giving of notice or otherwise, constitute a default or event of default with respect to any Priority Debt in excess of $5,000,000;
(j) promptly after becoming aware thereof, notice of any pending or threatened strike, work stoppage, material unfair labor practice claim or other material labor dispute affecting a Covered Person which is reasonably likely to have a Material Adverse Effect;
(k) promptly after the occurrence thereof, notice of any change in the name, state of incorporation, or form of organization of any Borrower Party at least 15 days prior to such change;
(l) promptly after any discovery or determination thereof, notice of any computer application (including those of its suppliers and vendors) that is material to the business and operations of any Covered Person which will not be Year 2000 compliant on a timely basis, except to the extent that such failure is not reasonably likely to have a Material Adverse Effect;
(m) promptly after becoming aware thereof, notice of any event that has or is reasonably likely to have a Material Adverse Effect;
(n) promptly after becoming aware thereof, commencement of any Material Proceeding;
(o) promptly after becoming aware thereof, notice of an actual, alleged, or potential violation of any Material Law applicable to a Covered Person.
(p) promptly after the occurrence thereof, notice of any material loss, including loss as a consequence of condemnation proceedings, or material damage to any material part of the

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assets of a Covered Person, if such loss, damage or proceeding is reasonably likely to have a Material Adverse Effect;
(q) promptly after the request of Administrative Agent or any Lender, a copy of each annual report or other filing or notice filed with respect to each Pension Benefit Plan of any Covered Person or any ERISA Affiliate;
(r) promptly after the request of Administrative Agent or any Lender, a copy of each federal, state, or local tax return or report filed by Company; and
(s) promptly after the request of Administrative Agent or any Lender, such additional information about the business, operations, revenues, financial condition, property, or business prospects of any Borrower Party as Administrative Agent or any Lender may, from time to time, reasonably request.

6.03 Use of Proceeds. Use all proceeds of the Loans solely for working capital, general corporate purposes and to fund payment of amounts due from Company or any Subsidiary in connection with Permitted Acquisitions.

6.04 Corporate Existence. Except as a result of a transaction permitted by Section 7.07, maintain its existence in good standing and shall maintain in good standing its right to transact business in those states in which it is now or hereafter doing business, except where the failure to so qualify is not reasonably likely to have a Material Adverse Effect, and obtain and maintain all Material Licenses for such Covered Person.

6.05 Maintenance of Property and Leases. Maintain in good condition and working order, and repair and replace as required, all buildings, equipment, machinery, fixtures and other real and personal property whose useful economic life has not elapsed and which is necessary for the ordinary conduct of the business of such Covered Person, the failure to maintain which is reasonably likely to have a Material Adverse Effect, and maintain in good standing and free of defaults all of its leases of buildings, equipment, machinery, fixtures and other real and personal property whose useful economic life has not elapsed and which is necessary for the ordinary conduct of the business of such Covered Person, the failure to maintain which is reasonably likely to have a Material Adverse Effect.

6.06 Insurance. At all times keep insured or cause to be kept insured, with financially sound and reputable insurers, all property owned by it of a character usually insured by others carrying on businesses similar to that of such Covered Person in such manner and to such extent and covering such risks as such properties are usually insured, the failure to insure which is reasonably likely to have a Material Adverse Effect, and at all times carry insurance, with financially sound and reputable insurers, against liability on account of damage to persons or property (including product liability insurance and insurance required under all applicable workers' compensation laws) and covering all other liabilities common to such Covered Person's business, in such manner and to such extent as such coverage is usually carried by others conducting businesses similar to that of such Covered Person, the failure to insure which would have a Material Adverse Effect.

6.07 Payment of Taxes and Other Obligations. Promptly pay and discharge or cause to be paid and discharged, as and when due, all taxes lawfully assessed or imposed upon it, and all taxes lawfully assessed upon any of its property, or upon the income or profits therefrom, and all claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies, storage or other items or services which if unpaid might be or become a Security Interest or charge upon any of its property the failure to pay which is reasonably likely to have a Material Adverse Effect; provided, however, that a Covered Person may diligently contest in good faith by appropriate proceedings the validity of any such taxes or claims if Company has established adequate reserves therefor in conformity with GAAP on the books of such Covered Person, and no Security Interest, other than a Permitted Security Interest, results from such non-payment.

6.08 Compliance With Laws. Comply with all Material Laws. Without limiting the generality of the foregoing:
(a) Environmental Laws. Comply and shall use commercially reasonable efforts to ensure compliance by all tenants, subtenants and other occupants of the property of such Covered Person, if any, with all Environmental Laws whose violation is reasonably likely to have a Material Adverse Affect.
(b) Pension Benefit Plans.  Shall, and shall cause each
ERISA Affiliate of such Covered Person to, at all times make prompt payments or contributions to meet the minimum funding standards under ERISA and the Code with respect to any Pension Benefit Plan maintained by such Covered Person or ERISA Affiliate of such Covered Person, and shall comply with all reporting and disclosure requirements and all provisions of the Code and ERISA applicable to any Pension Benefit Plan maintained by such Covered

Person or ERISA Affiliate of such Covered Person, if non-compliance therewith is reasonably likely to have a Material Adverse Affect.
(c) Discovery and Clean-up of Hazardous Material. Upon receiving notice of any violation of Environmental Laws or any similar notice described in Section 6.02, or upon otherwise discovering Hazardous Material on any property owned or operated by such Covered Person which is in violation of, or which is reasonably likely to result in liability under, any Environmental Law which is reasonably likely to have a Material Adverse Effect, shall: (i) promptly take such acts as may be necessary to prevent danger or harm to the affected property or any person therein as a result of such Hazardous Material, and (ii) take all necessary steps to initiate and expeditiously complete all removal, remedial, response, corrective and other action to eliminate any such environmental problems, and keep Administrative Agent informed of such actions and the results thereof.

6.09 Accounting System. Maintain a system of accounting established and administered in accordance with GAAP.

6.10 Additional Guarantors. Within 90 days after any event described in the definition of "Material Domestic Subsidiaries" resulting in a Subsidiary being deemed a Material Domestic Subsidiary hereunder, cause each such Material Domestic Subsidiary to become a Guarantor by timely complying with the applicable provisions of Section 4.03 and Section 9.8(e) of the Note Purchase Agreement on its part to be performed by it in such cases. Each and every obligation and condition under this Agreement with respect to the delivery of the Master Guaranty or a Material Domestic Subsidiary becoming a Guarantor hereunder shall be subject to the prior or contemporaneous execution and delivery by Administrative Agent and all Lenders of such agreements as are contemplated by Section 9.8(e) of the Note Purchase Agreement on their part to be performed in such cases. Upon Final Payment, the Master Guaranty shall terminate and be of no further force or effect, except with respect to provisions thereof which by their terms survive the termination thereof, subject to reinstatement as contemplated in Section 10.23.

6.11 Audits by Administrative Agent and Lenders. Permit Administrative Agent and each Lender or Persons authorized by and acting on behalf of Administrative Agent and each Lender at any time and from time to time during normal business hours to audit the books and records, and inspect any of the property, of each Covered Person from time to time upon reasonable prior notice to such Covered Person, and in the course thereof permit

Administrative Agent and each Lender or such Persons to make copies or abstracts of such books and records and discuss the affairs, finances and books and records of such Covered Person with its accountants, officers and employees. Company shall cause each Covered Person to cooperate with Administrative Agent and each Lender and such Persons in the conduct of such audits and shall deliver to Administrative Agent and such Lender any instrument necessary for Administrative Agent and each Lender to obtain records from any service bureau maintaining records for such Covered Person.

6.12 Access to Officers and Auditors. Permit Administrative Agent and each Lender and Persons authorized by them, upon reasonable prior notice and during normal business hours, to discuss the affairs, finances and accounts of such Covered Person with its officers and independent auditors as often as they may reasonably request, and direct such officers and independent auditors to cooperate with them and make full disclosure to them of those matters that they may deem relevant to the continuing ability of Company timely to pay and perform the Obligations.

6.13 Further Assurances.  Execute and deliver to
Administrative Agent or each Lender such documents and agreements, and shall take or cause to be taken such actions, as Administrative Agent or any Lender may from time to time reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

SECTION 7.
NEGATIVE COVENANTS
Until Final Payment, Company shall not, nor shall it permit
(except with respect to Section 7.15) any Covered Person to directly or indirectly:

7.01 Priority Debt.  Create, incur, assume, or allow to
exist any Indebtedness that is Priority Debt unless and only to the extent that:
(a)	no Default or Event of Default is (unless waived)
continuing or will occur or has occurred or is reasonably likely to occur as a consequence thereof; and
(b)	the aggregate amount of all Priority Debt will not as a
consequence thereof exceed 10% of Company's Consolidated Adjusted Net Worth, determined as of the end of the immediately preceding fiscal quarter of Company, it being understood that for purposes hereof Priority Debt shall not include any Indebtedness represented by a "Guaranty" (as such term is defined under the Note Purchase Agreement) from a Guarantor hereunder.

7.02 Prepayments.	Voluntarily prepay any Indebtedness
other than:
(a) the Obligations in accordance with the terms of the Loan Documents;
(b) trade payables in the ordinary course of business;
(c) prepayments of Indebtedness with respect to industrial revenue bonds outstanding on the Closing Date; and
(d) prepayments on the 7.88% Senior Notes, Series A, Due February 14, 2007 of $110,000,000 aggregate original principal amount that were issued by Company required or permitted under the Note Purchase Agreement.

7.03 Security Interests. Create, incur, assume or allow to exist any Security Interest upon all or any part of its property, real or personal, now owned or hereafter acquired, except Security Interests:
(a) for taxes, assessments or governmental charges not delinquent or being diligently contested in good faith and by appropriate proceedings and for which adequate book reserves in accordance with GAAP are maintained;
(b) arising out of pledges and deposits in connection with workers' compensation insurance, unemployment insurance, old age pensions, or other social security or retirement benefits legislation;
(c) arising out of deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business;
(d) imposed by any Law, such as mechanics', workmen's, materialmen's, landlords', carriers', or other like Security Interests arising in the ordinary course of business which secure payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate book reserves in accordance with GAAP are maintained;

(e) in favor of Administrative Agent on behalf of Lenders;
and
(f) that are "Liens" as defined in the Note Purchase
Agreement but permitted thereunder to be created, incurred, assumed or allowed to exist.

7.04 Acquisitions. Utilize any of the proceeds of any Loan to acquire all or a material part of the assets of a Person, regardless of the form of the transaction, except in a Permitted
Acquisition.

7.05 Disposal of Property. Sell, lease, transfer, abandon as obsolete or otherwise dispose of assets (each, a "Disposition"), or enter into any agreement or arrangement with any Person providing for any Disposition, except Dispositions permitted under Section 10.7(b) of the Note Purchase Agreement; provided, however, no such Disposition may be effected by Company or any Subsidiary organized under the laws of the United States or any state of the United States (other than a domesticated Foreign Subsidiary) to any Subsidiary of the Company not so organized (A) while United States Assets do not exceed 60% of Total Assets measured as of the most recent fiscal quarter-end or
(B) if, after giving effect to such Disposition, United States Assets would not exceed 60% of Total Assets, measured on a pro forma basis as of the most recent fiscal quarter-end.

7.06 Restricted Payments. At any time a Default or Event of Default is (unless waived) continuing, directly or indirectly declare or make, or incur any liability to make, any Restricted Payment, unless and only to the extent that such a Restricted Payment is permitted under the Note Purchase Agreement.

7.07 Mergers and Consolidations.  Merge or consolidate with
or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; except:
(a)	transactions not prohibited by Section 7.05;
(b)	other mergers and consolidations;
provided, however, that in the case of subsection (a) or (b) above: (i) in any merger or consolidation involving Company, Company shall be the surviving or continuing corporation, (ii) in any merger or consolidation involving a Wholly-Owned Subsidiary, the continuing or surviving corporation shall be a Wholly-Owned Subsidiary, and (iii) in any merger or consolidation involving a

Subsidiary, the continuing or surviving corporation shall be a Subsidiary.

7.08 Change of Business. Engage in any business other than substantially as conducted on the Closing Date by Company or any of its Subsidiaries or a business reasonably related thereto or in furtherance thereof.

7.09 Transactions With Affiliates. Enter into or be a party to any material transaction or arrangement, including the purchase, sale or exchange of property of any kind or the rendering of any service material to the operations of Company and the Subsidiaries taken as a whole, with any Affiliate, or make any loans or advances to any Affiliate except:
(a) transactions with another Covered Person; and
(b) transactions in the ordinary course of business and pursuant to the reasonable requirements of its business and on fair and reasonable terms substantially as favorable to it as those which it could obtain in a comparable arm's-length transaction with a non-Affiliate.

7.10 Conflicting Agreements, Etc. Enter into any agreement, engage in any transaction, acquire or create any Subsidiary, or transfer assets to any Subsidiary (whether or not it is actively engaged in a trade or business) that would immediately or in a reasonably foreseeable time result in a Default or Event of Default; or enter into any agreement that would immediately or in a reasonably foreseeable time, if fully complied with or performed by it, result in a Default or Event of Default.

7.11 Sale and Leaseback Transactions. Enter into any agreement or arrangement with any Person providing for Company or a Covered Person to lease or rent property that Company or a Covered Person has or will sell or otherwise transfer to such Person, except upon terms no less favorable than in an arms-length transaction in which Company or such Covered Person will receive a cash payment upon such sale or transfer equal to the fair market value of such property.

7.12 Fiscal Year. Change its fiscal year.

7.13 Transactions Having a Material Adverse Effect on a
Covered Person. Enter into any transaction which has or is reasonably likely to have a Material Adverse Effect.

7.14 Termination of Pension Benefit Plan. Terminate or amend, or permit any ERISA Affiliate of any Covered Person to terminate or amend, any Pension Benefit Plan maintained by such Covered Person or ERISA Affiliate of such Covered Person if such termination or amendment would result in any liability to such Covered Person or ERISA Affiliate of such Covered Person under ERISA which is reasonably likely to have a Material Adverse Effect or any increase in current liability for the plan year for which such Covered Person or ERISA Affiliate of such Covered Person is required to provide security to such Pension Benefit Plan under the Code which is reasonably likely to have a Material Adverse Effect.

7.15 Financial Covenants.
(a) Minimum Fixed Charge Coverage Ratio.  Until Final
Payment permit, as at the end of each fiscal quarter, the ratio of Consolidated Cash Flow Available for Fixed Charges for the four consecutive fiscal quarter period ending at such date to Consolidated Fixed Charges for such four consecutive fiscal quarter period to be less than 2.50 to 1.
(b) Minimum Consolidated Adjusted Net Worth.  Until Final
Payment permit Consolidated Adjusted Net Worth to be less than the sum of (a) $100,000,000 plus (b) 50% of Consolidated Net Earnings computed on a cumulative basis for each of the elapsed fiscal years ending after December 31, 1996; provided that notwithstanding that Consolidated Net Earnings for any such elapsed fiscal year may be a deficit figure, no reduction as a result thereof shall be made on the sum to be maintained pursuant hereto.
(c) Minimum Consolidated Total Indebtedness Ratio.  Until
Final Payment permit the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization to exceed 0.55 to 1; provided that in connection with any calculation of Indebtedness for purposes of determining compliance with this subsection, there shall be excluded all Indebtedness of Company and its Subsidiaries outstanding under any revolving credit agreement between Company and a committed bank or banks (including, without limitation, this Agreement) if, during the 365-day period immediately preceding the date of any such calculation of Indebtedness, there shall have been a period of at least 60 consecutive days on each day of which Indebtedness of Company and its Subsidiaries outstanding under such revolving credit agreement is equal to zero by virtue, and solely by virtue, of such Indebtedness having been paid from general corporate funds of Company and not from funds borrowed by Company or any Subsidiary pursuant to any other revolving credit agreement for the purpose of paying such Indebtedness. If there shall not have been such 60 consecutive day period on each day of which such Indebtedness was equal to zero, then and in such event there shall be included in such calculation of Indebtedness for purposes of this subsection an amount equal to the average aggregate amount of all Indebtedness outstanding under such revolving credit agreement during such preceding 365-day period.

SECTION 8.
EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default. Any one or more of the following events shall constitute an Event of Default:
(a) Payment of Principal. Any Borrower fails to pay any principal on any Outstanding Obligation (other than fees) as and on the date when due; or
(b) Payment of Interest, Fees and Other Amounts.  Any
Borrower Party fails to pay (i) any interest on any Outstanding Obligation within five days after the date when due, or (ii) any other fees or amount due under any Loan Document within five days after notice from Administrative Agent that the same is due; or
(c) Reporting, Audits and Access Covenants and Certain
Negative Covenants. Any default occurs in the observance or performance of any agreement contained in Section 6.01, 6.02(a),
(b), (c) or (f), 6.11, 6.12, 7.01, 7.04, 7.06, 7.07, 7.08, 7.12,
7.14, 7.15; or
(d) Other Defaults. Any Borrower Party defaults in the performance of or compliance with any term contained in any Loan Document (other than those otherwise referred to in this Section
8) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from Administrative Agent or any Lender; or
(e) Representations and Warranties. Any representation or warranty contained in Section 5, or which is contained in the Master Guaranty, any Compliance Certificate or any other material certificate furnished at any time under or in connection with any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

(f) Cross Default.
(a) (i) Any Borrower Party (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of $10,000,000 which default continues unwaived beyond any applicable grace period or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) in excess of $10,000,000 which default continues unwaived beyond any applicable grace period or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of $10,000,000 to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty Obligation with respect to Indebtedness in such amount to become payable or cash collateral in respect thereof to be demanded, or
(ii) the occurrence under any Swaps of an Early Termination Date (as defined in such Swaps) resulting from (x) any event of default under such Swaps as to which Company or any Subsidiary is the Defaulting Party (as defined in such Swaps) or (y) the occurrence of any Termination Event under such Swap Contract (as defined therein) as to which Company or any Subsidiary is an Affected Party (as so defined) as a result of which, in either event, the Swap Termination Value owed by Company or such Subsidiary is greater than $10,000,000; or
(g) Bankruptcy; Insolvency; Etc. Any Borrower Party (i) fails to pay, or admits in writing its inability to pay, its debts generally as they become due, or otherwise becomes insolvent (however evidenced); (ii) makes a general assignment for the benefit of creditors; (iii) files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or any trustee of any Borrower Party or any substantial part of its property; (iv) commences any proceeding relating to any Borrower Party under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) has commenced against it any such proceeding which remains undismissed for a period of 60 days, or by any act indicates its consent to, approval of, or acquiescence in any such proceeding or the appointment of any receiver of or any trustee for it or any substantial part of its property, or allows any such receivership or trusteeship to continue undischarged for a period of 60 days; or (vi) takes any corporate action to authorize any of the foregoing; or
(h) Judgments; Attachment; Etc. Any one or more judgments or orders is entered against a Covered Person or any attachment or other levy is made against the property of a Covered Person with respect to a claim or claims involving in the aggregate liabilities (not paid or fully covered by insurance, less the amount of deductibles satisfactory to Requisite Lenders) greater than $3,000,000 becomes final and non-appealable and is not fully discharged within 45 days thereafter, or if timely appealed is not fully bonded and collection thereof stayed pending the appeal; or
(i) Pension Benefit Termination, Etc. Any termination by the PBGC of a Pension Benefit Plan of Company or an ERISA Affiliate of Company or the appointment by the appropriate United States District Court of a trustee to administer any Pension Benefit Plan of Company or an ERISA Affiliate of Company or to liquidate any Pension Benefit Plan of Company or an ERISA Affiliate of Company; or any event which constitutes grounds either for the termination of any Pension Benefit Plan of Company or an ERISA Affiliate of Company by PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Pension Benefit Plan of Company or an ERISA Affiliate of Company has occurred and is continuing for 30 days after Company has notice of any such event; or any voluntary termination of any Pension Benefit Plan of Company or an ERISA Affiliate of Company which is a defined benefit pension plan as defined in Section 3(35) of ERISA while such defined benefit pension plan has an accumulated funding deficiency, unless Administrative Agent has been notified of such intent to voluntarily terminate such plan and Requisite Lenders have given their consent and agreed that such event shall not constitute an Event of Default; or the plan administrator of any Pension Benefit Plan of Company or an ERISA Affiliate of Company applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(1) of the Code and Requisite Lenders determine that the substantial business hardship upon which the application for such waiver is based could subject Company or any ERISA Affiliate of Company to a liability in excess of $3,000,000; or
(j) Liquidation or Dissolution. Except as permitted by this Agreement, any Borrower Party files a certificate of dissolution under applicable state law or is liquidated or dissolved, or has commenced against it any action or proceeding for its liquidation or dissolution which is not dismissed within 60 days, or takes any corporate action in furtherance thereof; or
(k) Seizure of Assets. Any property of any Borrower Party which, in the aggregate, exceeds $10,000,000 is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of any Covered Person is assumed by any Governmental Authority, unless the same is being contested in good faith by appropriate proceedings diligently pursued and a stay of enforcement is in effect; or
(l) Racketeering Proceeding. There is filed against a Covered Person any criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding is not dismissed within 120 days and could result in the confiscation or forfeiture of property of such Covered Person that results or is reasonably likely to result in a Material Adverse Effect; or
(m) Loan Documents. Any Loan Document ceases to be in full force and effect or is terminated, revoked or declared void or invalid; or any Borrower Party denies any further liability under any Loan Document to which it is a party, or asserts that any such Loan Document is unenforceable or void; or
(n) Qualified Audit Report.  Any of the fiscal year-end
Financial Statements required under Section 6.01 to be delivered to Administrative Agent contains an audit report which is qualified; or
(o) Material Adverse Change. There occurs any event which is reasonably likely to result in any Borrower being unable to make payments of principal or interest as required hereunder.

8.02 Remedies Upon Event of Default.  Without limiting any
other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:
(a)	Upon the occurrence, and during the continuance, of any
Event of Default other than an Event of Default described in
Section 8.01(g):
(i)	Requisite Lenders may request Administrative Agent
to, and Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan
Documents to be immediately due and payable, whereupon the
same shall become and be immediately due and payable,
without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by each Borrower Party; and
(ii)	Issuing Lender may, with the approval of
Administrative Agent on behalf of Requisite Lenders, but
subject to Section 2.03(b), demand immediate payment by
Borrowers of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a Letter of Credit Cash Collateral Account.
(b)	Upon the occurrence of any Event of Default described
in Section 8.01(g):
(i)	the Commitments and all other obligations of
Administrative Agent or Lenders shall automatically
terminate without notice to or demand upon any Borrower
Party, which are expressly waived by Borrower;
(ii)	the unpaid principal of all Loans, all interest
accrued and unpaid thereon and all other amounts payable
under the Loan Documents shall be immediately due and
payable, without protest, presentment, notice of dishonor,
demand or further notice of any kind, all of which are
expressly waived by each Borrower Party; and
(iii)	subject to Section 2.03(b), an amount equal
to the aggregate amount of all outstanding Letter of Credit
Usage shall be immediately due and payable to Issuing Lender without notice to or demand upon any Borrower Party, which are expressly waived by each Borrower Party, to be held in a Letter of Credit Cash Collateral Account.
(c)	Upon the occurrence of any Event of Default, Lenders
and Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand, which are expressly waived by each Borrower Party (except as to notices expressly provided for in any Loan Document), may proceed to (but only with the consent of Requisite Lenders) protect, exercise and enforce their rights and remedies under the Loan Documents against any Borrower Party and such other rights and remedies as are provided by Law or equity.
(d)	Except as permitted by Section 10.05, no Lender may
exercise any rights or remedies with respect to the Obligations without the consent of Requisite Lenders in their sole and absolute discretion. The order and manner in which Administrative Agent's and Lenders' rights and remedies are to be exercised shall be determined by Requisite Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

SECTION 9.
ADMINISTRATIVE AGENT
9.01 Appointment and Authorization of Administrative Agent.
(a)	Each Lender hereby irrevocably (subject to Section
9.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)	Issuing Lender shall act on behalf of Lenders with
respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Section 9 included Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

9.02 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent. No Administrative Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Borrower Party or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative

Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower Party or any Subsidiary or Affiliate thereof.

9.04 Reliance by Administrative Agent.
(a)	Administrative Agent shall be entitled to rely, and
shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Borrower Party), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Requisite Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders. Where this Agreement expressly permits or prohibits an action unless Requisite Lenders otherwise determine, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.
(b)	For purposes of determining compliance with the
conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

9.05 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

9.06 Credit Decision; Disclosure of Information by
Administrative Agent. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower Party or any of its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower Party and its Subsidiaries and Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Borrower Party hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower Party and its Subsidiaries and Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by

Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower Party or any of its Subsidiaries or Affiliates which may come into the possession of any Administrative Agent-Related Person.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of any Borrower Party and without limiting the obligation of any Borrower Party to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of any Borrower Party. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

9.08 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party and its Subsidiaries and Affiliates as though Bank of America were not Administrative Agent or Issuing Lender hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Borrower Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of any Borrower Party or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or Issuing Lender.

9.09 Successor Administrative Agent. Administrative Agent may, and at the request of Requisite Lenders shall, resign as Administrative Agent upon 30 days' notice to Lenders. If Administrative Agent resigns under this Agreement, Requisite Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be subject to the prior written consent of Company at all times other than during the existence of an Event of Default (which approval of Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Company, a successor administrative agent from among Lenders, subject to the prior written consent of Company at all times other than during the existence of an Event of Default (which approval of Company shall not be unreasonably withheld or delayed). Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.03 and
10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Requisite Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as Administrative Agent at the request of Requisite Lenders unless Bank of America shall also simultaneously be replaced as "Issuing Lender" hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

SECTION 10.
MISCELLANEOUS
10.01 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Borrower Party therefrom shall be effective unless in writing signed by all Borrowers and Requisite Lenders and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, without the approval in writing of Administrative Agent and all Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective to:
(a)	Reduce the amount of principal or required principal
payments or prepayments of any Outstanding Obligations;
(b)	Reduce the rate of interest payable on any Outstanding
Obligations or the amount of any fee or other amount payable to any Lender under the Loan Documents (unless consented to by each Lender entitled to receive such fee or other amount), including in each case, any change in the way any financial covenant used to determine the Applicable Amount is calculated;
(c)	Waive an Event of Default consisting of the failure of
any Borrower to pay when due principal, interest or any
commitment fee;
(d)	Postpone any date fixed for any payment of principal
of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any commitment fee, to extend the term of, or increase the amount of, any Lender's Commitment (it being understood that a waiver of any Event of Default not referred to in subsection (c) above shall require only the consent of Required Lenders) or modify the Pro Rata Share of any Lender;
(e)	Amend the definition of "Requisite Lenders" or the
provisions of  Section 4, Section 9, this Section 10.01 or
Section 10.06; or
(f)	Amend any provision of this Agreement that expressly
requires the consent or approval of all Lenders;

provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Issuing Lender, (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Administrative Agent, and (iii) any fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Administrative Agent.

10.02 Transmission and Effectiveness of Communications
and Signatures.
(a)	Modes of Delivery.  Except as otherwise provided in any
Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, "communications") shall be transmitted by Requisite Notice to the number and address set forth on Schedule 10.02, may be delivered by the following modes of delivery, and shall be effective as follows:
Mode of Delivery
Effective on earlier of actual receipt and:
Courier
Scheduled delivery date
Facsimile
When transmission in legible form complete
Mail
Fourth Business Day after deposit in U.S.
mail first class postage pre-paid
Personal delivery
When received
Telephone
When conversation completed
Electronic Mail
When received
provided, however, that communications delivered to Administrative Agent pursuant to Section 2 shall not be effective until actually received by Administrative Agent.
(b)	Reliance by Administrative Agent and Lenders.
Administrative Agent and Lenders shall be entitled to rely and act on any communications purportedly given by or on behalf of any Borrower Party even if (i) such communications (A) were not made in a manner specified herein, (B) were incomplete or (C) were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Company shall indemnify Administrative Agent and Lenders from any loss, cost, expense or liability as a result of relying on any communications permitted herein.
(c)	Effectiveness of Facsimile Documents and Signatures.
Loan Documents may be transmitted and/or signed by facsimile.
The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as hardcopies with manual signatures and shall be binding on all Borrower Parties and Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver any such manually-signed hardcopy shall not affect the effectiveness of any facsimile document or signature.
(d)	Effectiveness of Electronic Mail.  Electronic mail may
be used to distribute routine communications, such as financial statements and other information and to distribute agreements and other documents to be signed by Lenders; provided, however, that no Request for Extension of Credit or executed or legally-binding notice, agreement, waiver, amendment or other communication may be sent by electronic mail.

10.03 Attorney Costs, Expenses and Taxes. Company agrees (a) to pay or reimburse Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification requested by Company to, any Loan Documents, and any other documents prepared in connection therewith, including all Attorney Costs, and (b) after the occurrence of a Default or Event of Default (whether or not waived) or in connection with transactions requested by Company, to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a "workout" or of any insolvency or bankruptcy proceeding, including Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative

Agent or any Lender. The agreements in this Section shall survive repayment of all Obligations.

10.04 Binding Effect; Assignment.
(a)	This Agreement and the other Loan Documents to which a
Borrower Party is a party will be binding upon and inure to the benefit of each Borrower Party, Administrative Agent, Lenders and their respective successors and assigns, except that, no Borrower Party may assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders and any such attempted assignment shall be void. Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release such Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.
(b)	From time to time following the Closing Date, each
Lender may assign to one or more Eligible Assignees all or any portion of its Commitment and/or Extensions of Credit; provided that (i) such assignment, if not to a Lender or an Affiliate of the assigning Lender, shall be subject to the prior written consent of Company at all times other than during the existence of a Default or Event of Default and by Administrative Agent, and Issuing Lender (which approval of Company shall not be unreasonably withheld or delayed), (ii) a copy of a duly signed and completed Assignment and Acceptance shall be delivered to Administrative Agent, (iii) except in the case of an assignment
(A) to an Affiliate of the assigning Lender or to another Lender or (B) of the entire remaining Commitment of the assigning Lender, the portion of the Commitment assigned shall not be less than the Minimum Amount therefor, (iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five Business Days after the date Administrative Agent has received the Assignment and Acceptance and (v) such assignee Lender shall become a "Creditor" under and as defined in the Intercreditor Agreement by executing and delivering a counterpart thereof and complying with the provisions thereof. Upon obtaining any consent required as set forth in the prior sentence and payment of the requisite fee described below, the assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Each Borrower agrees that it shall execute and deliver upon request (against delivery by the assigning Lender to such Borrower of any Note) to such assignee Lender, one or more Notes evidencing such assignee Lender's Loans, and to the assigning Lender, if requested, one or more Notes evidencing Loans under any Commitment retained by the assigning Lender. Administrative Agent's consent to any assignment shall not be deemed to constitute any representation or warranty by any Administrative Agent-Related Person as to any matter. For purposes hereof, each mutual fund that is an Affiliate of a Lender shall be deemed to be a single Eligible Assignee, whether or not such fund is managed by the same fund manager as other mutual funds that are Affiliates of the same Lender.
(c)	After receipt of a completed Assignment and Acceptance,
and receipt of an assignment fee of $3,500 from such Eligible Assignee (including in the case of assignments to Affiliates of assigning Lenders), Administrative Agent shall, promptly following the effective date thereof, provide to Company and Lenders a revised Schedule 10.02 giving effect thereto.
(d)	Each Lender may from time to time, without the consent
of any other Person, grant participations to one or more other Person (including another Lender) all or any portion of its Pro Rata Share of its Commitment and/or Extensions of Credit; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 3 (but only to the extent that the cost of such benefits to Company does not exceed the cost which Company would have incurred in respect of such Lender absent the participation) and subject to Sections 10.05 and 10.06, (iv) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation agreement shall not restrict an increase in the combined Commitments or in the granting Lender's Commitment or Pro Rata Share, so long as the amount of the participation interest is not increased, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided, however, that the assigning Lender may, in any agreement with a participant, give such participant the right to consent to any matter which (A) extends the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduces the rate of interest owing to such participant, any fee or any other monetary amount owing to such participant, or (C) reduces the amount of any installment of principal owing to such participant. Any Lender that sells a participation to any Person that is a "foreign corporation, partnership or trust" within the meaning of the Code shall include in its participation agreement with such Person a covenant by such Person that such Person will comply with the provisions of Section 10.21 as if such Person were a Lender and provide that Administrative Agent and Borrowers shall be third party beneficiaries of such covenant.

10.05 Set-off. In addition to any rights and remedies of Administrative Agent and Lenders or any assignee or participant of any Lender or any Affiliate thereof (each, a "Proceeding Party") provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to any Borrower Party, any such notice being waived by Borrower Parties to the fullest extent permitted by law, to proceed directly, by right of set-off, banker's lien, or otherwise, against any assets of the Borrower Parties which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of a Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Each Lender agrees promptly to notify Company and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.06 Sharing of Payments. Each Lender agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against any Borrower Party or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender receives in payment of the Obligations held by such other Lender, then, subject to applicable Laws: (a) such Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and
(b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by a Borrower Party or any Person claiming through or succeeding to the rights of a Borrower Party, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

10.07 No Waiver; Cumulative Remedies.
(a)	No failure by any Lender or Administrative Agent to
exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(b)	The rights, remedies, powers and privileges herein or
therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Administrative Agent or any Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent's or such Lender's right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

(c)	Except with respect to Section 9.09, the terms and
conditions of Section 9 are for the sole benefit of Administrative Agent and Lenders.

10.08 Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.11 Nature of Lenders' Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with any Borrower or any Affiliate of any Borrower. Each Lender's obligation to make any Extension of Credit pursuant hereto is several and not joint or joint and several. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.

10.13 Indemnity by Borrowers.
(a)	Each Borrower agrees to indemnify, save and hold
harmless each Administrative Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Borrower Party, any of their Affiliates or any of their officers or directors; (ii) any and all claims, demands, actions or causes of action (other than by Administrative Agent or any Lender) arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of any Borrower Party, Administrative Agent and Lenders under this Agreement; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (i) or (ii) above; and
(iv) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, except as aforesaid, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The foregoing indemnity shall not extend to any indirect or consequential damages. The agreements in this Section shall survive repayment of all Obligations.
(b)	Promptly after receipt by an Indemnitee of a notice of
the commencement of any action or proceeding that may give rise to indemnification hereunder, such Indemnitee will notify Administrative Agent, who shall promptly notify Company. Company shall have the right to undertake, conduct and control through counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnitees) and at the sole expense of Company, the conduct and settlement of any Indemnified Liabilities, and the Indemnitees shall cooperate with Company in connection therewith; provided that Company shall permit any Indemnitee to participate in such conduct and settlement through counsel chosen by such Indemnitee, but the fees and expenses of such counsel shall be borne by such Indemnitee. Notwithstanding the foregoing, if the interests of Company and any Indemnitee become adverse in any such claim or course of action, such Indemnitee shall have the right to employ its own counsel, and the reasonable fees and expenses of such counsel shall be at Company's costs and expense; provided, however, Company, in such event, shall only be liable for the reasonable legal expenses of one counsel for all of such Indemnitees. No Borrower shall be liable for any settlement of any claim or action effected without its prior written consent, such consent not to be unreasonably withheld.

10.14 Nonliability of Lenders.  Each Borrower
acknowledges and agrees that:
(a)	Any inspections of any property of any Borrower Party
made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and no Borrower is entitled to rely upon the same (whether or not such inspections are at the expense of a Borrower);
(b)	By accepting or approving anything required to be
observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;

(c)	The relationship between Borrowers and Administrative
Agent and Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither Administrative Agent nor any Lender shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Borrower or its Affiliates, or to owe any fiduciary duty to any Borrower or its Affiliates; neither Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to any Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform any Borrower or its Affiliates of any matter in connection with their property or the operations of any Borrower or its Affiliates; each Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Administrative Agent or any Lender in connection with such matters is solely for the protection of Administrative Agent and Lenders and neither any Borrower nor any other Person is entitled to rely thereon; and
(d)	Neither Administrative Agent nor any Lender shall be
responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of a Borrower and/or its Affiliates, and each Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim subject to the procedures and limitations governing indemnification under
Section 10.13.

10.15 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrowers, Administrative Agent and Lenders in connection with the Extensions of Credit, and is made for the sole benefit of Borrowers, Administrative Agent and Lenders, and Administrative Agent's and Lenders' successors and assigns. Except as provided in Sections 10.04 and 10.13, no other Person shall have any rights of any nature hereunder or by reason hereof.

10.16 Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.17 Confidentiality.  Administrative Agent and each
Lender shall use any confidential non-public information concerning the Borrower Parties and their Subsidiaries that is furnished to Administrative Agent or such Lender by or on behalf of the Borrower Parties and their Subsidiaries in connection with the Loan Documents (collectively, "Confidential Information") solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Administrative Agent and each Lender may disclose Confidential Information (a) to their affiliates or any of their or their affiliates' directors, officers, employees, auditors, counsel, advisors, or representatives (collectively, the "Representatives") whom it determines need to know such information for the purposes set forth in this Section; (b) to any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Administrative Agent's or such Lender's business or that of their Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Administrative Agent's or such Lender's or any of their Affiliates' security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent or such Lender or any of their Representatives; and (e) pursuant to any subpoena or any similar legal process. For purposes hereof, the term "Confidential Information" shall not include information that (x) is in Administrative Agent's or a Lender's possession prior to its being provided by or on behalf of the Borrower Parties, provided that such information is not known by Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, a Borrower Party, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent or such Lender), or (z) becomes available to Administrative Agent or such Lender on a nonconfidential basis, provided that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

10.18 Further Assurances. Each Borrower Party shall, and shall cause its Subsidiaries to, at their expense and without expense to Lenders or Administrative Agent, do, execute and deliver such further acts and documents as any Lender or Administrative Agent from time to time reasonably requires for the assuring and confirming unto Lenders or Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

10.19 Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other
Loan Documents for any other purpose.

10.20 Time of the Essence. Time is of the essence of the Loan Documents.

10.21 Foreign Lenders. Each Lender that is a "foreign corporation, partnership or trust" within the meaning of the Code shall deliver to Administrative Agent and Company, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by a Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by a Borrower pursuant to this Agreement) of the IRS or such other evidence satisfactory to Borrowers and Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent and Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrowers and Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by a Borrower pursuant to this Agreement, and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that a Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Persons fails to deliver the above forms or other documentation, then Administrative Agent or Borrowers may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Administrative Agent or Borrowers did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of Administrative Agent and such Borrower. The obligation of Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

10.22 Compelled Return of Payments or Proceeds. If Administrative Agent or any Lender is for any reason compelled to surrender any payment from a Borrower because such payment is for any reason invalidated, declared fraudulent, set aside, or determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, then each Loan Document and the Obligations to which such payment was applied or intended to be applied shall be revived with respect thereto as if such application was never made; and such Borrower shall be liable to pay to Administrative Agent and Lenders, and shall indemnify Administrative Agent and Lenders for, and hold Administrative Agent and Lenders harmless from, any loss with respect to, the amount of such payment surrendered. This Section shall be effective notwithstanding any contrary action Administrative Agent or any Lender may take in reliance upon its receipt of any such payment. Any such contrary action so taken by Administrative Agent or any Lender shall be without prejudice to Administrative Agent's and Lender's rights under this Agreement and shall be deemed to have been conditioned upon the application of such payment having become final and indefeasible. The provisions of this Section shall survive termination of the Commitment, the expiration of the Letters of Credit and the payment and satisfaction of all Obligations.

10.23 Governing Law.
(a)	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.24 Waiver of Right to Trial by Jury.  EACH PARTY TO
THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.25 Termination of Existing Credit Agreement; this
Agreement as Replacement "Lender Facility."
(a)	The parties hereto hereby agree that the Existing
Credit Agreement and all guaranties delivered pursuant thereto shall terminate and be cancelled on the Closing Date and be of no further force or effect thereafter, provided that the Company shall remain liable for all amounts due and owing thereunder.
All parties hereto also agree that for purposes of the Intercreditor Agreement this Agreement constitutes a replacement of the "Lender Facility" as defined thereunder.
(b)	At the Closing Date, the Administrative Agent shall
cancel and deliver to Company any and all guaranties delivered under the existing Credit Facility.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INSITUFORM TECHNOLOGIES, INC.

By: s/Joseph A. White
    ----------------------------
Joseph A. White
Vice President and Chief
Financial Officer

BANK OF AMERICA, N.A., as
Administrative Agent

By: s/Gina Meador
   -----------------------------
Gina Meador
Vice President
BANK OF AMERICA, N.A., as
a Lender, and Issuing Lender

By: s/Charles F. Lilygren
    ----------------------------
Charles F. Lilygren
Managing Director

EXHIBIT A
FORM OF REQUEST FOR EXTENSION OF CREDIT

Date:                 , ___

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
 Reference is made to that certain Credit Agreement dated as of March 30, 2000 among Insituform Technologies, Inc., a Delaware corporation ("Company"), each Borrower from time to time party thereto, each lender from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined).
The undersigned hereby requests (select one):
___	A Borrowing of Loans	___ A Conversion or
Continuation of Loans as follows:
1.	On 	.
2.	In the amount of [$][C$] [L] [e] [other]
3.	Comprised of 	.
[Offshore Rate Loans or Base Rate Loans]
4.	If Offshore Rate Loans, with an Interest Period of
months.
The foregoing request complies with the requirements of
Section 2.01 of the Agreement. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect and to the application of the proceeds therefrom:
(a)	The representations and warranties made by any
Borrower Party in the Agreement, or which are contained in
the Master Guaranty, any Compliance Certificate, the Intercreditor Agreement or any other material certificate furnished at any time under or in connection therewith, are and will be correct on and as of the date of this Extension
of Credit in all material respects, except to the extent
that such representations and warranties specifically refer
to any earlier date; and
(b)	no Default or Event of Default
has occurred and is continuing on the
date hereof or after giving effect to
this Extension of Credit.

[BORROWER]
By:
Name:
Title:

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                 ,______
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as
of March 30, 2000 among Insituform Technologies, Inc., a Delaware corporation ("Company"), each Borrower from time to time party thereto, each lender from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined).
The undersigned Responsible Officer hereby certifies as of
the date hereof that he is the __________________ of Company, and that, as such, he is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Company, and that:
[Use following for fiscal year-end financial statements]
1.	Attached hereto as Schedule 1 are the year-end audited
financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following for fiscal quarter-end financial statements]
1.	Attached hereto as Schedule 1 are the unaudited
financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Company ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and changes in cash flows of Company and its Subsidiaries in accordance with GAAP as at such date and for such periods, subject only to normal year-end audit adjustments and the absence of footnotes.

2.	The undersigned has reviewed and is familiar with the
terms of the Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and conditions (financial or otherwise) of Company during the accounting period covered by the attached financial statements.
3.	A review of the activities of Borrower Parties during
such fiscal period has been made under my supervision with a view to determining whether during such fiscal period Borrower Parties performed and observed all their respective Obligations under the Loan Documents, and
[select one]
[The examinations described in paragraphs 2 and 3 above did
not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default as of the date of this Compliance Certificate.]
-or-
[The following is a list of each Default or Event of Default and its nature and status:]
4.	The following financial covenant analyses and
information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this
Certificate as of 			, 		.

INSITUFORM TECHNOLOGIES, INC.
By:
Name:
Title:

For the Quarter/Year ended ______________("Statement Date")
SCHEDULE 2
to the Compliance Certificate
($ in 000's)
I.	Section 7.15(a) -- Minimum Fixed Charge
Coverage Ratio.
A.	Consolidated Cash Flow Available for Fixed
Charges for four consecutive fiscal quarters
ending on above date ("Subject Period"):
1.	Consolidated Net Earnings for
Subject Period:	$
2.	Provision for federal, state and
other income taxes for Subject
Period:		$
3.	Depreciation and amortization for
Subject Period:	$
4.	Consolidated Fixed Charges for Subject
Period:
a.	Rentals for Subject Period: 	$
b.	Interest Expense for Subject
Period: 	$
c.	Total (Lines 4a + 4b)	$
5.	Total (Lines I.A.1 + 2 + 3 + 4c): 	$
B.	Consolidated Fixed Charges for Subject
Period (Line I.A.4c):
C.	Fixed Charge Coverage Ratio (Line I.A.5
Line I.B):		 to 1
Minimum Permitted:  2.50 to 1

II.	Section 7.15(b) - Minimum Consolidated
Adjusted Net Worth.
A.	Consolidated Adjusted Net Worth at
Statement Date:	$

B.	50% of Consolidated Net Earnings for each
fiscal year ending after December 31,
1996 (no reduction for losses):	$
C.	Minimum required Consolidated Adjusted
Net Worth (Line II.B plus $100,000,000):	$
D.	Excess (deficient) for covenant
compliance (Line II.A less Line II.C):	$
III.	Section 7.15(c) - Minimum Consolidated Total
Indebtedness Ratio.
A.	Consolidated Total Indebtedness at
Statement Date, excluding Indebtedness
under any revolving credit agreement
(including the Agreement) reduced to zero
for at least 60 consecutive days within
prior 365 days because of payments from
general corporate funds)	$
B.	Consolidated Total Capitalization at
Statement Date:
1.	Consolidated Total Indebtedness at
Statement Date (Line III.A):	$
2	Consolidated Adjusted Net Worth at
Statement Date (Line II.A):	$
3	Consolidated Total Capitalization
(Line III.B.1 + 2):	$
D.	Consolidated Total Indebtedness Ratio
(Line III.A. ? Line III.B.3):	to 1
Maximum Permitted Ratio:  0.55 to 1
IV.	Applicable Margin - Leverage Ratio.
A.	Consolidated EBITDA for Subject Period:
1.	Consolidated Net Income for Subject
Period:			$
2.	Consolidated Interest Charges for
Subject Period:	$
3.	Provision for income taxes for Subject
Period:			$

4.	Depreciation expense for Subject
Period:			$
5.	Amortization expense for Subject
Period:			$
6.	Other non-cash charges not exceeding in
the aggregate 0.5% of revenues during
Subject Period:	$
7.	Losses on asset sales outside ordinary
course and other extraordinary losses:	$
8.	Gains on asset sales outside ordinary
course and other extraordinary gains:	$
9.	Consolidated EBITDA (Lines IV.A.1 + 2 +
3 + 4 + 5 + 6 + 7 less Line 8):	$
B.	Consolidated Funded Indebtedness at
Statement Date:
1.	Obligations for borrowed money	$
2.	Financial letters of credit and similar
instruments supporting Indebtedness
owing to unrelated third parties: 			$
3.	Capital leases: 	$
4.	Restricted Guaranty Obligations: 	$
5.	Consolidated Funded Indebtedness
(Lines IV.B.1 + 2 + 3 + 5):	$
C.	Leverage Ratio (Line IV.A.9  Line IV.B.5):		 to 1
Refer to definition of Applicable Margin for applicable pricing level.

EXHIBIT C
PROMISSORY NOTE
$_____________	March 30, 2000
FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby promises to pay to the order of _____________________________
("Lender"), on the Maturity Date (as defined in the Credit Agreement referred to below) the Equivalent Amount of ____________________Dollars ($____________), or such lesser principal amount of Loans (as defined in the Credit Agreement referred to below) payable by Borrower to Lender on such Maturity Date under that certain Credit Agreement dated as of as of March 30, 2000 among Insituform Technologies, Inc., a Delaware corporation ("Company"), each Borrower from time to time party thereto and, Lenders from time to time party thereto Bank of America, N.A., as Administrative Agent and Issuing Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined).
Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times as are specified in the Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of Lender in immediately available funds in the currency of such Loan (or, with the consent or at the request of Lender in each instance, the Equivalent Amount in Dollars of the applicable Offshore Currency) at Administrative Agent's Payment office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the "Notes" referred to in the Agreement. Reference is hereby made to the Agreement for rights and obligations of payment and prepayment, events of default and the right of Lender to accelerate the maturity hereof upon the occurrence of such events. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
Borrower agrees to pay all collection expenses, court costs and Attorney Costs (whether or not litigation is commenced) which may be incurred by Lender in connection with the collection or enforcement of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE
WITH THE LAWS OF THE STATE OF CALIFORNIA.
[BORROWER]
By
Name
Title

EXHIBIT D
MASTER GUARANTY

This MASTER GUARANTY ("Guaranty"), dated as of
March 30, 2000, is made by each of the corporations from time to time party hereto (each, in its capacity hereunder, a "Guarantor" and collectively "Guarantors"), jointly and severally in favor of the Guarantied Parties referred to below with reference to the following facts:

RECITALS

A.	Pursuant to that Credit Agreement dated as of March 30,
2000 among Insituform Technologies, Inc., a Delaware corporation ("Company"), each Borrower from time to time party thereto, each lender from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the Lenders, the Issuing Lender and the Administrative Agent (collectively, the "Guarantied Parties") are making certain credit facilities available to Borrowers.

B.	As a condition to the availability of such credit
facilities, Guarantors are required to enter into this Master
Guaranty and to guaranty the Guarantied Obligations as here-inafter provided.

C.	Guarantors expect to realize direct and indirect
benefits as the result of the availability of the aforementioned credit facilities to Borrowers, as the result of financial or business support which will be provided to the Guarantors by Borrowers.

AGREEMENT

NOW, THEREFORE, in order to induce the Guarantied Parties to extend the aforementioned credit facilities, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Guarantors hereby covenant, agree and guaranty as follows:

1.	General.  Unless the context of this Guaranty clearly
requires otherwise, (a) references to the plural include the singular and vice versa, (b) references to any Person include such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Guaranty, (c) references to one gender include all genders, (d) "including" is not limiting, (e) "or" has the inclusive meaning represented by the phrase "and/or," (f) the words "hereof", "herein", "hereby", "hereunder" and similar terms in this Guaranty refer to this Guaranty as a whole, including its Exhibits, and not to any particular provision of this Guaranty, (g) the word "Section" or "section" and "Pages or "page" refer to a section or page, respectively, of this Guaranty unless it expressly refers to something else, (h) reference to any agreement, document, or instrument, including this Guaranty, any other Loan Document and any agreement, document or instrument defined herein, means such agreement, document, or instrument as it may have been or may be amended, restated, extended, renewed, replaced, or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and includes all attachments thereto and instruments incorporated therein, if any, and (i) general and specific references to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Section captions are for convenience only and do not affect the interpretation or construction of this Guaranty.

2.	Definitions.  All capitalized terms not otherwise
defined herein have the meanings given them in the Credit
Agreement.

3.	Acknowledgement of Capacity as a Covered Person Under
the Credit Agreement. Each Guarantor acknowledges that it has reviewed the Credit Agreement and agrees that it is a "Covered Person" (as that term is defined in the Credit Agreement and used in the Credit Agreement and the other Loan Documents). All of the representations and warranties, covenants, and agreements contained in the Credit Agreement and the other Loan Documents which are applicable to a Covered Person are incorporated into this Guaranty by this reference and each Guarantor, as such a Covered Person, hereby makes such representations and warranties to, and makes such covenants and agreements with, the Guarantied Parties. Each Guarantor further acknowledges and agrees that the failure of a Guarantor to comply with any terms of the Credit Agreement or the other Loan Documents applicable to such Guarantor as a Covered Person will, subject to the terms of the Credit Agreement, result in a Default and/or Event of Default under the Credit Agreement and the other Loan Documents, entitling the Guarantied Parties to all of their remedies thereunder and under applicable law and in equity.

4.	Guaranty.
(a)	Unlimited Guaranty of Payment and Performance.
Guarantors hereby jointly and severally guaranty to the Guarantied Parties, for the benefit of the Guarantied Parties, the full and prompt payment and performance of all Obligations of Company, any Subsidiary Borrower and any other Borrower Party at any time and from time to time owed to the Guarantied Parties under one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against any Borrower, any Guarantor or any other Person (collectively, the "Guarantied Obligations"). Subject to
Section 21, each Guarantor understands and acknowledges that there is no limit on the Guarantied Obligations.
(b)	Currency of Payment.  Payments hereunder in respect of
any Guarantied Obligations shall be made in the currencies in which such Guarantied Obligation is denominated (each, an "Obligation Currency"), or if Administrative Agent so notifies Company in writing, at the Guarantied Parties' sole and absolute discretion, the greater of (i) the Equivalent Amount of such Guarantied Obligation or any portion thereof, determined as of the date or dates such Guarantied Obligation was incurred by any Obligor, or (ii) such Equivalent Amount in Dollars determined as of the date payment is made hereunder.
(c)	Nature of Guaranty.  This is a continuing, absolute and
unconditional guaranty of payment and performance and not merely of collection. Each Guarantor's liability with respect to the Guarantied Obligations is primary, not secondary. Upon the occurrence of any Event of Default and at any time thereafter, the Guarantied Parties may proceed directly against any Guarantor without first proceeding against any Borrower, any other Person liable for the payment or performance of the Guarantied Obligations, or any collateral or other security for the Guarantied Obligations. The Guarantied Parties will not be required to mitigate damages or take any other action to reduce, collect or enforce the Guarantied Obligations. Only upon Final

Payment shall this Guaranty be released, subject to being automatically reinstated as provided in Section 7 herein.
(d)	Place for Performance.  All obligations of Guarantors
under this Guaranty are performable and payable at the Lending
Office.

5.	No Release of Guarantors.  Each Guarantor's liability
under this Guaranty will not be reduced, extinguished, discharged or released by, and no Guarantor is entitled to raise as a defense, any:
(a)	invalidity, irregularity or unenforceability of the
Guarantied Obligations, any Borrower's Obligations or other obligations under the Loan Documents to which it is a party, or of such Guarantor's obligations under the Loan Documents to which it is a party, including this Guaranty;
(b)	existing or future offset, claim, counterclaim or
defense of any Borrower, such Guarantor or any other party against the Guarantied Parties or against payment of the Obligations or the Guarantied Obligations (whether such offset, claim, counterclaim or defense arises in connection with the Obligations or the Guarantied Obligations or the transactions creating the Obligations or the Guarantied Obligations or otherwise);
(c)	failure of such Guarantor to be given notice of a
Default or Event of Default by any Borrower;
(d)	waivers of Defaults or Events of Default or other
waivers under the Loan Documents:
(e)	extensions of due dates for payments, modifications of
interest rates or other payment terms with respect to the Guarantied Obligations or any other accommodation, indulgence or forbearance granted to any Borrower;
(f)	reorganization, merger or consolidation of any Borrower
or such Guarantor into or with any other Person;
(g)	release of or non-perfection with respect to any or all
of any collateral or any other security for the Guarantied
Obligations;

(h)	taking or accepting of any other security or collateral
for, or guaranty of, any or all of the Guarantied Obligations;
(i)	the death of or release of, or settlement or compromise
with, any one or more other Persons who have guarantied, or are otherwise liable for the payment or performance of, any or all of the Guarantied Obligations;
(j)	assignment or other transfer of, or granting of a
participation in, any of the Guarantied Obligations or any collateral or other security therefor, by the Guarantied Parties;
(k)	other acts or omissions which, in the absence of this
Section 5 would operate so as to reduce, extinguish, discharge or release such Guarantor's liability under this Guaranty (except for the full and indefeasible payment of the Guarantied Obligations, cancellation or termination of the Commitment, expiration of all Letters of Credit, and termination of any other commitment to extend credit or make advances to or for the account of any Borrower).

6.	Waivers.
(a)	Notice.  Each Guarantor hereby waives notice of (i)
acceptance of this Guaranty, (ii) any amendment, restatement or other modification of any of the Loan Documents (including modifications to interest rates or other payment terms of the Guarantied Obligations), (iii) Extensions of Credit to any Borrowers by the Guarantied Parties and fundings of Extensions of Credit to any Borrower by the Guarantied Parties, (iv) the occurrence of a Default or Event of Default, (v) any matter referred to in Section 5 of this Guaranty, and (vi) any other action at any time taken or omitted by the Guarantied Parties, and generally, all demands and notices of every kind in connection with this Guaranty and the Loan Documents, except as expressly provided herein and in the Credit Agreement.
(b)	Right of Contribution, Etc.  Each Guarantor hereby
waives any right of contribution, subrogation, reimbursement, indemnity, or repayment, and any other "claim", as that term is defined in the United States Bankruptcy Code, which such Guarantor might now have or hereafter acquire against any Borrower or any other Person liable for the payment or performance of the Obligations (other than pursuant to this

Guaranty) that arises from the existence or performance of such Guarantor's obligations under this Guaranty; and such Guarantor waives the right to participate in any existing or future collateral or other security for the Guarantied Obligations.
Each Guarantor further agrees that such Guarantor will not enter into any agreement providing, directly or indirectly, for any contribution, subrogation, reimbursement, indemnity or repayment by Borrowers on account of any payment made by such Guarantor hereunder, and that any such agreement would be void. Until payment in full of all Obligations and termination of the Commitment, no Guarantor has any right of contribution, subrogation, reimbursement, indemnity or repayment and no right of recourse to or with respect to any assets or property of any other guarantor (including any Guarantor) or other Person liable for any of the Guarantied Obligations (other than pursuant to
Section 20 below).
(c)	Other.  Each Guarantor hereby waives (i) diligence,
presentment, demand for payment, protest or notice, whether of nonpayment, dishonor, protest or otherwise, (ii) any and all claims, counterclaims or defenses based upon, related to or arising out of (a) any matter referred to in Section 5 of this Guaranty, (b) any issue as to whether any sale or other disposition of any security for the Guarantied Obligations was conducted in a commercially reasonable fashion, (c) any election of remedies by the Guarantied Parties, and (d) a theory that this Guaranty should be strictly construed against the Guarantied Parties, and (iv) all other defenses (except payment in full of all Obligations and termination of the Commitment), including any statute(s) of limitations, under applicable Law that would, but for this clause (iv), be available to such Guarantor as a defense against, or a reduction, extinguishment, discharge or release of its obligations under, this Guaranty.

7.	Reinstatement or Guaranty in Certain Circumstances.
Each Guarantor agrees that, if any or all of a payment made by or on behalf of Borrowers of any Guarantied Obligation is returned by any Person at any time for any reason, including pursuant to any settlement, order (whether or not final) of a court of competent jurisdiction, provision of any Debtor Relief Law or other applicable Law or because of acts or omissions of Borrowers, the Guarantied Obligations will not be deemed to have been satisfied to the extent of the returned payment and the obligations of such Guarantor will be deemed to be reinstated automatically and to continue in full force and effect. If any Borrower ceases to be liable to the Guarantied Parties for any of the Obligations (other than by reason of payment in full of all Obligations and termination of the Commitment), then any prior release or discharge from this Guaranty will be without effect and this Guaranty and the obligations of each Guarantor hereunder will be automatically reinstated and continue in full force and effect.

8.	Representations and Warranties.  Each Guarantor
represents and warrants to the Guarantied Parties as follows:
(a)	Authorization.  Each Guarantor is duly authorized to
execute and perform this Guaranty, and this Guaranty has been properly authorized by all requisite corporate, membership, or partnership action (as the case may be) of such Guarantor. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or any other Person, is required in connection with such Guarantor's execution, delivery or performance of this Guaranty, except for those already duly obtained.
(b)	Due Execution.  This Guaranty has been executed on
behalf of each Guarantor by a legally competent Person duly
authorized to do so.
(c)	Enforceability.  This Guaranty constitutes the legal,
valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, except to the extent that the enforceability thereof against such Guarantor may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor's rights generally or by equitable principles of general application.
(d)	Legal Restraints.  The execution of this Guaranty by
each Guarantor, and the performance by such Guarantor of its obligations under this Guaranty, will not violate or constitute a default under the Charter Documents of such Guarantor, any Material Agreement, or any Material Law, and will not, except as expressly contemplated or permitted in this Guaranty, result in any Security Interest being imposed on any of such Guarantor's property.
(e)	Independent Credit Evaluation.  Each Guarantor has
independently, and without reliance on any information supplied by the Guarantied Parties, taken, and will continue to take, whatever steps such Guarantor deems necessary to evaluate the financial condition and affairs of Borrowers and each other Guarantor. No Guarantied Party has any duty to advise any Guarantor of information at any time known to it regarding the financial condition or affairs of any Borrower or any other Guarantor.
(f)	No Representation by the Guarantied Parties.  No
Guarantied Party has made any representation, warranty or statement to any Guarantor to induce such Guarantor to execute this Guaranty.

9.	Survival of Representations.  All representations,
warranties, and covenants of each Guarantor contained herein survive the execution and delivery of this Guaranty, and terminate only upon Final Payment.

10.	Authorization to Charge Accounts.  Each Guarantor
hereby authorizes each Guarantied Party, if and to the extent any amount payable by such Guarantor under this Guaranty is not otherwise paid when due, to charge such amount against any or all of the accounts of such Guarantor with such Guarantied Party or any Affiliate of such Guarantied Party, with such Guarantor remaining liable for any deficiency.

11.	Guarantied Parties' Offset Rights.  Upon the occurrence
of any Event of Default and at any time and from time to time thereafter, each Guarantied Party is hereby authorized, without notice to any Guarantor (any such notice being expressly waived by each Guarantor), to setoff against the Guarantied Obligations any and all deposits (general or special, time or demand, provisional or final) at any time held, or any other Indebtedness at any time owing by such Guarantied Party to or for the credit or the account of such Guarantor, irrespective of whether or not demand has been made under the Credit Agreement, any Note, or this Guaranty, and to remit the proceeds of such setoff to such Guarantied Party for distribution to such Guarantied Party and application to the Guarantied Obligations as provided in the Credit Agreement.

12.	Enforcement.  Each Guarantor acknowledges that all of
the Guarantors are liable jointly and severally for the full amount of the Guarantied Obligations. Suits for the enforcement of this Guaranty may be brought, at the option of the Guarantied

Parties, against all Guarantors, or successively against each Guarantor, or against one or more but not against all Guarantors.

13.	Attorney's Fees and Other Costs.  If Guarantors fail to
pay the Guarantied Obligations as required by this Guaranty, then Guarantors will pay all reasonable costs and expenses incurred by the Guarantied Parties in enforcing this Guaranty, including Attorney Costs (whether or not there is litigation), court costs and all costs incurred in connection with any proceedings under any Debtor Relief Law.

14.	Records.  The Guarantied Parties' books and records
showing the accounts between the Guarantied Parties and any Borrower are admissible in evidence in any action or proceeding with respect to this Guaranty and constitute prima facie proof of the information therein.

15.	Binding Nature of Certain Adjudications.  Each
Guarantor will be conclusively bound by the final adjudication in any action or proceeding, legal or otherwise, involving any controversy arising under, in connection with, or in any way related to, any of the Guarantied Obligations, and by a final judgment, award or decree entered therein, if such Guarantor had the right, or was given the opportunity, to participate in such action or proceeding and was given notice of such action or proceeding in time to exercise such right or avail itself of such opportunity.

16.	Application of Payments.  All payments made under this
Guaranty will be allocated among the principal and interest and other components of the Guarantied Obligations and the other obligations of a Guarantor hereunder in such order and amount as the Guarantied Parties may determine in their sole and absolute discretion.

17.	Limitation of Liability.  No Guarantied Party will have
any liability with respect to, and each Guarantor hereby waives, releases and agrees not to sue for, (a) any loss or damage sustained by any Guarantor that may occur as a result of, in connection with, or that is in any way related to, any act or failure to act referred to in Section 5 of this Guaranty, or (b) any special, indirect or consequential damages suffered by any Guarantor in connection with any claim related to this Guaranty.

18.	Miscellaneous.
(a)	Notices.  All notices, consents, requests and demands
to or upon the respective parties hereto shall be given by Requisite Notice at the address of Company set forth on Schedule
9.02 to the Credit Agreement. No notice given to or demand made on any Guarantor by the Guarantied Parties in any instance entitles any Borrower to notice or demand in any other instance.
(b)	Amendments and Waivers.  No amendment to, waiver of, or
departure from full compliance with any provision of this Guaranty, or consent to any departure by any Guarantor herefrom, will be effective unless it is in writing and signed by authorized officers of such Guarantor and Administrative Agent; provided, however, that any such waiver or consent will be effective only in the specific instance and for the purpose for which given. No failure by Lender to exercise, and no delay by any Guarantied Party in exercising, any right, remedy, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Guarantied Party of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege.
(c)	Rights Cumulative.  Each of the rights and remedies of
the Guarantied Parties under this Guaranty is in addition to all of their other rights and remedies under applicable Law, and nothing in this Guaranty may be construed as limiting any such rights or remedies.
(d)	Successors and Assigns.  This Guaranty binds Guarantors
and their respective successors and assigns and inures to the benefit of the Guarantied Parties, and each of its successors, transferees, participants and assignees. No Guarantor may delegate or transfer any of its obligations under this Guaranty without the prior written consent of Administrative Agent and all Lenders. With respect to each Guarantor's successors and assigns, such successors and assigns include any receiver, trustee or debtor-in-possession of or for such Guarantor.
(e)	Severability.  Any provision of this Guaranty which is
prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
(f)	No Third Party Rights.  This Guaranty is solely for the
benefit of the parties hereto and the Guarantied Parties, and their respective successors and assigns, and no other Person has any right, benefit, priority or interest under, or because of the existence of, this Guaranty.
(g)	Counterparts.  This Guaranty may be executed by the
parties hereto on any number of separate counterparts, and all such counterparts taken together constitute one and the same instrument. It is not necessary in making proof of this Guaranty to produce or account for more than one counterpart signed by the party to be charged.
(h)	Counterpart Facsimile Execution.  For purposes of this
Guaranty, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any Person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile or telecopy document is to be re-executed in original form by the Persons who executed the facsimile or telecopy document. No party hereto may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Guaranty or any amendment or other document executed in compliance with this Section.
(i)	Final Expression; No Course of Dealing.  This Guaranty,
together with the Credit Agreement, the other Loan Documents and any other agreement executed in connection herewith or therewith, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof. Acceptance of or acquiescence in a course of performance or course of dealing rendered or taken under or with respect to this Guaranty, the Credit Agreement or the other Loan Documents will not be relevant to determine the meaning of this Guaranty, the Credit Agreement or the other Loan Documents even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.
(j)	Negotiated Transaction.  Each Guarantor and Guarantied
Party represent to the other that in the negotiation and drafting of this Guaranty each has been represented by and has relied upon the advice of counsel of its choice. Each Guarantor and Guarantied Party affirm that its counsel has had a substantial role in the drafting and negotiation of this Guaranty; therefore, this Guaranty will be deemed drafted by each of Borrowers and the Guarantied Parties, and the rule of construction to the effect that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Guaranty.
(k)	Assignment By Guarantied Parties.  To the extent
permitted in the Credit Agreement, the Guarantied Parties may grant a participation interest in or assign or transfer to another Person any instrument, document or agreement evidencing any of the Guarantied Obligations and the Guarantied Parties' rights under this Guaranty.
(l)	Choice of Law, Forum. Waiver of Jury Trial.
(a)	THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORINA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH

GUARANTOR, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
(c)	EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY
RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19.	Additional Guarantors.  Any Person required to become a
Guarantor pursuant to Section 6.10 of the Credit Agreement shall, upon complying with such section, be deemed a Guarantor and this Guaranty shall be deemed amended to include such additional Person as a party hereto as though a signatory hereto, with no amendment or further action required hereunder, and thereafter, all references to Guarantors shall include such additional Person.

20.	Right of Contribution.  Each Guarantor hereby agrees
that to the extent that a Guarantor shall have paid more than its proportionate share of all payments made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of all such payments. The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Guarantied Parties, and, subject to the provisions of Section 21 below, each Guarantor shall remain liable to the Guarantied Parties for the full amount guaranteed by such Guarantor hereunder. The "proportionate share" of any Guarantor shall be a fraction (which shall in no event exceed 1.00) the numerator of which is the excess, if any, of the fair value of the assets of such Guarantor over a fair estimate of the liabilities of such Guarantor and the denominator of which is the excess (but not less than $1.00) of the fair value of the aggregate assets (without duplication) of all Guarantors over a fair estimate of the aggregate liabilities (without duplication) of all Guarantors. All relevant calculations shall be made as of the date such Guarantor became a Guarantor.

21.	Liability.  Notwithstanding anything to the contrary
elsewhere contained herein or in any Loan Document to which any Guarantor is a Party, the aggregate liability of each Guarantor hereunder (other than Company) for payment and performance of the Guarantied Obligations shall not exceed an amount which, in the aggregate, is $1.00 less than that amount which if so paid or performed would constitute or result in a "fraudulent transfer," "fraudulent conveyance" or terms of similar import, under applicable state or federal Law, including without limitation,
Section 548 of the United States Bankruptcy Code. The liability of each Guarantor hereunder is independent of any other guaranties at any time in effect with respect to all or any part of the Guarantied Obligations, and each Guarantor's liability hereunder may be enforced regardless of the existence of any such guaranties. Any termination by or release of any Guarantor in whole or in part (whether it be another Guarantor under this instrument or not) shall not affect the continuing liability of any Guarantor hereunder, and no notice of any such termination or release shall be required. The execution hereof by each Guarantor is not founded upon an expectation or understanding that there will be any other Guarantor of the Guarantied Obligations.

22.	Judgment Currencies.  (a)If any claim arising under or
related to any Guarantied Obligation is reduced to a judgment denominated in a Judgment Currency other than the Obligation Currency, the judgment shall be for the greater of (i) the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligation Currency (or each Obligation Currency, if more than one) included in the judgment, determined as of the date or dates the Guarantied Obligations related to such claim were loaned to or incurred by Obligors, or (ii) such equivalent determined as of the date of entry of such judgment. The equivalent of any Obligation Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligation Currency with the Judgment Currency quoted by Bank on the date for determination specified above. "Judgment Currency" means the currency in which any judgment on any claim arising under or related to a Guarantied Obligation is denominated.

(b)	Guarantors shall indemnify the Guarantied Parties
against and hold the Guarantied Parties harmless from all loss and damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment (or, in the case of partial payments, the date of each partial payment) thereof by any Guarantor. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Guarantied Parties from time to time, and shall continue in full force and effect not-withstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

23.	Payments Exempt From Taxes.  (a) Any and all payments
by Guarantors to or for the account of the Guarantied Parties hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of any Guarantied Party, taxes imposed on or measured by its net income, branch profits or franchise taxes imposed on it (in lieu of net income or branch profits taxes), by the United States of America or by the jurisdiction (or any political subdivision thereof) under the Laws of which such Guarantied Party is organized, in which its principal office is located or in which it maintains a lending office, and any other taxes withheld because such Guarantied Party failed to timely deliver the forms required pursuant to Section 10.21 of the Credit Agreement (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes").
(b)	If a Guarantor shall be required by any Laws to deduct
any Taxes from or in respect of any sum payable under any Loan Document to any Guarantied Party, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), such Guarantied Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Guarantor shall furnish to Administrative Agent (who shall forward the same to such Guarantied Party) the original or a certified copy of a receipt evidencing payment thereof.
(c)	Each Guarantor will provide the Guarantied Parties with
original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the United States Federal Rules of Evidence, for all taxes paid by a Guarantor pursuant to subsection (b) above. Each Guarantor will deliver receipts to Administrative Agent within 30 days after the due date for the related tax.

IN WITNESS WHEREOF, this Guaranty has been duly executed as of the date first above written.

GUARANTORS:

INSITUFORM TECHNOLOGIES, INC.
AFFHOLDER, INC.
INA ACQUISITION CORP
INSITUFORM TECHNOLOGIES USA, INC.

By
Name
Title

Acknowledged:
BANK OF AMERICA, N.A.

By:
Charles F. Lilygren
Managing Director

EXHIBIT E
INSTRUMENT OF JOINDER FOR
ADDITIONAL GUARANTORS AND BORROWERS
Dated:  ______, _____
Reference is made to that certain Credit Agreement dated as of March 30, 2000 among Insituform Technologies, Inc., a Delaware corporation ("Company"), each Borrower from time to time party thereto, each lender from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined).
	, a direct or indirect Material
Domestic Subsidiary of Company ("Subsidiary") hereby agrees to become a (check applicable box(es)):

1.	___ Subsidiary Borrower
and agrees to be bound by all the terms and conditions of the Agreement applicable to a Borrower from and after the date hereof as if a signatory to the Credit Agreement. The undersigned Subsidiary hereby represents and warrants to the matters set forth in Section 5 of the Credit Agreement applicable to it as of the date hereof.

2.	___ Guarantor
and agrees to be bound by all the terms and conditions of the Guaranty applicable to a Guarantor from and after the date hereof as if a signatory to the Guaranty. The undersigned Subsidiary hereby represents and warrants to the matters set forth in
Section 15 of the Guaranty applicable to it as of the date hereof.

The undersigned hereby consent to the Subsidiary becoming a party to the Guaranty or Credit Agreement. This Instrument of Joinder is executed by the parties hereto as of the date first written above.

"New Borrower/Guarantor"
By
Name
Title

Existing Borrowers party to the
Credit Agreement and Existing
Guarantors party to the Guaranty:

INSITUFORM TECHNOLOGIES, INC.
AFFHOLDER, INC.
INA ACQUISITION CORP
INSITUFORM TECHNOLOGIES USA, INC.


By
Name
Title
Consented:
BANK OF AMERICA, N.A.,
By:
Title:

EXHIBIT F
FORM OF ASSIGNMENT AND ACCEPTANCE
                , _____

Reference is made to that certain Credit Agreement dated as of March 30, 2000 among Insituform Technologies, Inc., a Delaware corporation ("Company"), each Borrower from time to time party thereto, each lender from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined).
The Assignor identified on Schedule l hereto ("Assignor") and the Assignee identified on Schedule l hereto ("Assignee") agree as follows:

1.	Assignor hereby irrevocably sells and assigns to
Assignee without recourse to Assignor, and Assignee hereby irrevocably purchases and assumes from Assignor without recourse to Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "Assigned Interest") in and to Assignor's rights and obligations under the Agreement with respect to the Commitment and principal amount of Outstanding Obligations contained in the Agreement as are set forth on Schedule 1 hereto (individually, an "Assigned Commitment"; collectively, the "Assigned Commitments"), in the principal amount for each Assigned Commitment as set forth on
Schedule 1 hereto.

2.	Assignor (a) makes no representation or warranty and
assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower Party or any of their Subsidiaries or any other obligor or the performance or observance by any Borrower Party or any of their Subsidiaries or any other obligor of any of their respective obligations under the Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.	Assignee (a) represents and warrants that it is legally
authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.01 or 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon Assignor, Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Agreement and will perform in accordance with its terms all the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

4.	The effective date of this Assignment and Acceptance
shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent, Issuing Lender and Company for their consent (if such consent is required) and, if such consent is granted, for acceptance and recording by Administrative Agent pursuant to the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by Administrative Agent.

5.	Upon such consent, acceptance and recording, from and
after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignee whether such amounts have accrued prior to or on or after the

Effective Date. Assignor and Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.	From and after the Effective Date, (a) Assignee shall
be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) Assignor shall, subject to the Agreement and to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

7.	From and after the Effective Date, Assignee shall for
all purposes of the Intercreditor Agreement constitute a Creditor thereunder and shall, as a condition to the effectiveness of this Assignment and Acceptance, comply with the provisions of Section
3.4 thereof.

8.	This Assignment and Acceptance shall be governed by and
construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on
Schedule 1 hereto.

SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE
Assigned Commitment
Outstanding Obligations:
Dollar Amount
As a percentage of
combined
Commitments
Borrower
Principal amount
assigned
$
	%






[$]



[$]

Effective Date of Assignment:   ____________, ________
[ASSIGNOR]

By:
Name:
Title:
[ASSIGNEE]

By:
Name:
Title:

The undersigned hereby consent to the within assignment:
INSITUFORM TECHNOLOGIES, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and
Issuing Lender
By:
Name:
Title:  	_










Exhibit 10.1

(244646.11)	- 4 -	5/11/2000

(244673)	B - 5	5/11/2000
Form of Compliance Certificate
(244673)	C - 2	5/11/2000
Form Promissory Note
(244673)	D - 9	5/11/2000
Form of Master Guaranty
(244673)	E - 2	5/11/2000
Instrument of Joinder For
Additional Guarantors and Borrowers
(244646)	- 6 -	5/11/00